UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
NOV Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOV INC.

10353 Richmond Avenue

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2024

DATE:	Wednesday, May 15, 2024
TIME:	10:00 a.m. (Houston time)
PLACE:	NOV Inc.
10353 Richmond Avenue
Houston, Texas 77042

The 2024 annual meeting of stockholders (“Annual Meeting”) of NOV Inc. will be held at the Company’s corporate headquarters located at 10353 Richmond Avenue, Houston, Texas 77042 on Wednesday, May 15, 2024, at 10:00 a.m. Houston time, for the following purposes:

•	To elect ten directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024; and

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2024 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

Beginning on or about April 4, 2024, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2023 annual report) via the Internet, as well as instructions on voting shares via the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The Board of Directors has set March 22, 2024 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 22, 2024, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination during ordinary business hours at our offices at 10353 Richmond Avenue, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote via the Internet or by phone using the instructions in the Notice or, if you received a printed copy of the proxy materials, return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel and Secretary

Houston, Texas

April 4, 2024

NOV INC.

10353 Richmond Avenue

Houston, Texas 77042

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOV Inc.

ANNUAL MEETING:	Date:	Wednesday, May 15, 2024
	Time:	10:00 a.m. (Houston time)
	Place:	NOV Inc.
10353 Richmond Avenue
Houston, Texas 77042

AGENDA:	Proposal 1: To elect ten nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on March 22, 2024 (the “Record Date”) are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOV Inc. common stock. Holders of NOV Inc. common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 4, 2024. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the ten nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2024 (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 22, 2024, there were 395,484,511 shares of NOV Inc. common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 197,742,256 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the ten director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 5 of the Proxy Statement. With respect to the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. If you “abstain” from voting with respect to one or more nominees, your vote will have no effect on the election of such nominees. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Broker non-votes will have no effect on the election of the director nominees. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024 (Proposal 2) and the proposal to approve the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention or a broker non-vote will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission (the “SEC”), has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (866) 540-7095. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	This Proxy Statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2023 annual report are available via the Internet at:

https://investors.nov.com/sec-filings
and at www.proxyvote.com.

Pursuant to SEC rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record. Accordingly, beginning on or about April 4, 2024, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the Internet and on how to request a printed or electronic copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above. Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request. Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 15, 2024.

The Company’s 2024 Proxy Statement and the Annual Report to Stockholders for the year ended 2023 are also available at: http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 346-223-3000.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Patricia Martinez, Eric L. Mattson, Patricia B. Melcher, William R. Thomas and Robert S. Welborn are nominees for directors for a one-year term expiring at the Annual Meeting in 2025, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2023 Annual Meeting, with the exception of Mses. Martinez and Melcher who were not yet serving on the Board. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board approved the director nominees recommended by the Nominating/Corporate Governance Committee.

Vote Required for Approval

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience and Qualifications

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. The Company considered the foregoing factors in determining that the board member should serve on the Board. The below summarizes the experience and qualifications of our director nominees. For additional information on their skills and other attributes, see the skills and experience matrix on page 15.

CLAY C. WILLIAMS, 61

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005 until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s VP-Corporate Development. Mr. Williams also served as a director of Crestwood Equity Partners L.P. (NYSE: CEQP) until the company was acquired in November 2023.

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP-Corporate Development to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a Bachelor of Science degree in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc. and Crestwood Equity Partners L.P.

GREG L. ARMSTRONG, 65

Mr. Armstrong has been a Director of the Company since March 2005 and previously served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Mr. Armstrong is a co-founder and retired Chairman and CEO of Plains All American Pipeline, L.P. (NASDAQ: PAA), a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Mr. Armstrong retired as CEO of Plains in October 2018 and as Chairman in December 2019 and continues to serve as a member of its board of directors. Mr. Armstrong currently serves as a director of Memorial Hermann Healthcare System and serves on the advisory boards of the Baker Institute at Rice University and Veriten. He is a member of the Advisory Board of the Cox School’s Maguire Energy Institute at Southern Methodist University; and the National Petroleum Council, where he served as Chairman from 2017 to 2019. He previously served as a director in the Federal Reserve System for eleven years, serving the last three years as Chair of The Dallas Fed, completing his term in 2021.

Mr. Armstrong has over 35 years of experience being a certified public accountant (currently inactive) and eight years of experience serving as a chief financial officer. Mr. Armstrong was an officer of a publicly traded energy company from 1981 until 2018, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO, the latter of which spanned 26 years. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles.

MARCELA E. DONADIO, 69

Ms. Donadio has been a Director of the Company since April 2014. She was the Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young LLP in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role, she was responsible for one of the firm’s most significant industry groups in the U.S. and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves as a director of Marathon Oil Corporation (NYSE: MRO), an energy company, Norfolk Southern Corporation (NYSE: NSC), a transportation company, and Freeport-McMoRan (NYSE: FCX), a mining company.

Ms. Donadio has over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio has dual United States and Panamanian citizenship, earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 73

Mr. Guill has served as a Director of the Company since 1999. He is a Founding Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 27 years of experience in investment banking and 21 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 40 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill has also gained valuable outside board experience from his previous tenures as a director of: Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

DAVID D. HARRISON, 76

Mr. Harrison has been a Director of the Company since August 2003. He served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, from February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks. Mr. Harrison retired as a director of James Hardie Industries (ASX: JHX; NYSE: JHX) in November 2021 after thirteen years of service. James Hardie is a leading fiber cement technology company.

Mr. Harrison has 30 years of experience being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 50 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA degree. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries, where he served as the Chairman of the Remuneration Committee and Nominations and Governance.

PATRICIA MARTINEZ, 49

Ms. Martinez has been a Director of the Company since March 2024. Ms. Martinez was the Chief Energy Transition Officer of Enerflex Ltd. from January 2021 to February 2024 and was formerly President of Enerflex’s Latin American business. Ms. Martinez joined Enerflex in 2014 when the company acquired Axip Energy Services L.P. international assets. At the time of the acquisition, Ms. Martinez was SVP for Axip’s international, a successor of Valerus Compression Services where she was VP of Latin America from 2009 to 2013 and Director of International Ventures from 2007 to 2009. Prior to joining Valerus in 2007, Ms. Martinez held several positions in sales and marketing with Shell Oil Products U.S. from 2003 to 2007. Ms. Martinez began her career at Conoco Argentina (a former Dupont subsidiary), where she worked in sales and marketing between 1996 and 1998. Ms. Martinez also serves as a director of Par Pacific Holdings Inc. (NYSE: PARR).

Ms. Martinez has over 25 years of energy industry experience, including growing energy businesses in international markets, and more recently guiding and developing projects within the energy transition ranging from CCUS to hydrogen to biogas. Additionally, Ms. Martinez has ten years of experience as an executive of a global energy services company operating in 17 countries around the world and seven years of experience as an executive of a private equity backed global energy services company operating in 10 countries. During her career, Ms. Martinez oversaw complex operations with over 400 people and $1 billion of natural gas midstream assets. Ms. Martinez received a bachelor’s degree in business administration and marketing from Universidad Argentina de la Empresa and an MBA from Houston Baptist University.

ERIC L. MATTSON, 72

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson served as the EVP-Finance of Select Energy Services, Inc., a public oil service company located in Houston until his retirement in March 2018. Mr. Mattson also served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, from 2003 until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson also served as a director of Holly Energy Partners L.P. (NYSE: HEP) until the company was acquired in December 2023 and previously served as a director of Rex Energy Corporation until November 2018.

Mr. Mattson has an MBA degree and 44 years of financial experience, including 25 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil business, having worked in that industry for over 35 years. He also has extensive mergers and acquisitions experience of over 35 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

PATRICIA B. MELCHER, 64

Ms. Melcher has been a Director of the Company since January 2024. Ms. Melcher is a Managing Partner of EIV Capital, an energy-focused private equity firm she co-founded in 2009. Prior to co-founding EIV Capital, Ms. Melcher founded Allegro Capital Management in 1997, an investment firm which made equity investments in energy companies and provided consulting services. During her tenure at Allegro, she served as interim chief executive officer for Petrocom Energy Group from 2003 to 2004. Ms. Melcher joined SCF Partners at its formation to focus on private equity investments in the oilfield services sector and held positions of increasing responsibility from 1989 to 1994. Ms. Melcher began her career as an investment banker for Simmons & Company International in 1986.

Ms. Melcher has over 35 years of experience in energy finance and private equity investing with roles in private equity, investment banking, financial consulting, and executive management. Throughout her career, Ms. Melcher has been responsible for overseeing the financial performance of companies and has significant experience in assessing risks in both the traditional and renewable energy sectors. She has a broad understanding of the financial needs and strategic priorities of companies across industries as an investor and/or board member, including for-profit and non-profit entities. Ms. Melcher received a Bachelor of Science in Systems Engineering from the University of Virginia and a Master of Business Administration from Harvard University.

WILLIAM R. THOMAS, 71

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas served as the Non-Executive Chairman of EOG Resources, Inc. from October 2021 until October 2022 (NYSE: EOG). From January 2014 to October 2021, Mr. Thomas served as the Chairman and CEO of EOG. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG, including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas was with EOG and its predecessor companies from 1979 until his retirement, effective October 2021.

Mr. Thomas was the Chief Executive Officer and a director of EOG for over seven years. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

ROBERT S. WELBORN, 51

Mr. Welborn has been a Director of the Company since October 2021. Since December 2021, Mr. Welborn has been serving as the Head of Meta Decision Science for Meta Inc. Prior to that, he was the Head of Programs Data Science, Small Business Group for Meta Inc. where he oversaw the development of solutions used by over 140 million businesses around the world. Before joining Meta Inc. in 2020, he held various positions within General Motors between 2018 and 2020, including Global Chief Data and Analytics Officer and served in several positions of increasing responsibility at USAA between 2009 and 2017, including Chief Data Scientist. From 1996 to 2009, Mr. Welborn was employed at Perot Systems and Wagonhound Investments.

Mr. Welborn currently works as an executive at Meta Inc. and successfully passed the first examination of the Chartered Financial Analyst certification, which largely focused on corporate finance, accounting, debt structure, and risk management. Mr. Welborn holds a Bachelor of Science in Engineering from Texas A&M University and a Master of Business Administration from the University of California, San Diego.

Your Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met seven times and the committees met a total of 15 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2023, as well as the number of meetings each committee held during 2023:

Committee
Director	Audit	Compensation	Nominating/ Corporate Governance
Clay C. Williams
Greg L. Armstrong (Lead Director)			M
Marcela E. Donadio	C
Ben A. Guill		M
David D. Harrison	M
Patricia Martinez	M
Eric L. Mattson		M	M
Patricia B. Melcher	M
William R. Thomas		C
Robert S. Welborn			C
Number of Meetings Held in 2023	9	2	4
C: Chair M: Member

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a serving member.

Audit Committee

Mses. Donadio (Chair), Martinez, and Melcher and Mr. Harrison are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Audit Committee Financial Expert/Literate

The Board has determined that all members of the Audit Committee are financially literate and meet the NYSE standard of having accounting or related financial management expertise. In addition, the Board has determined that each of Mses. Donadio (Chair) and Melcher and Mr. Harrison meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Thomas (Chair), Guill and Mattson are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Each of Messrs. Thomas, Guill and Mattson served on the Compensation Committee during 2023. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Welborn (Chair), Armstrong and Mattson are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	assess the continued service of Board members if material changes to their professional/employment status arise;

•	approve service by a director, the Chief Executive Officer or any other member of senior management on the board of directors of any other public company;

•	identify individuals qualified to become Board members and recommend director nominees to the Board for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Nominating/Corporate Governance Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Nominating/Corporate Governance Committee from candidates recommended by multiple sources, including, candidates recommended to the Board by third parties, candidates identified by independent search firms (which firms may be paid by the Company for their services), other directors, management and stockholders, all of whom will be evaluated based on the same criteria. As of March 22, 2024, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board values diversity and seeks to achieve a mix of directors that represents a diversity of viewpoints, backgrounds and experiences. The Board considers diversity in a variety of different ways and in a fairly expansive manner when identifying nominees for director. In evaluating the overall qualifications of a prospective nominee, the Nominating/Corporate Governance Committee and Board will take into account the individual’s professional experience, including experience in the oil and gas industry, education, skills, gender, race and other qualities and attributes that contribute to board heterogeneity.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, women and other diverse candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Director Commitment Policy

Directors are expected to devote sufficient time to fulfill their responsibilities as directors of the Company. Accordingly, unless approved by the Board, a director may serve on the board of other public companies but shall limit such service to no more than four (4) boards of directors, including the Company’s Board (excluding private companies and other non-public companies). The Board retains the discretion to retain, appoint or nominate for election candidates who sit on more than four (4) other public company boards of directors if the Board considers the addition of such candidate to the Board to be in the best interests of the Company and its stockholders. Directors shall seek approval from the Nominating/Corporate Governance Committee prior to joining the board of any other public company. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for, and attend, meetings of the Board and its committees on a reasonably regular basis.

Under the policy, the Nominating/Corporate Governance Committee Conduct shall conduct an annual assessment of each Director to determine if he or she devoted sufficient time to the affairs of the Company necessary to carry out the responsibilities of a Director and affirm that all directors are compliant with the Company’s policy concerning other public company directorships as set forth in the Company’s Corporate Governance Guidelines. The Nominating/Corporate Governance Committee shall consider the number of other public company boards on which a Director is a member and shall consider whether that Director’s membership on such other board(s) is, or has the potential to be, in conflict with the duties of membership of the Board. In November 2023, the Nominating/Corporate Governance Committee conducted an assessment of each director’s outside board directorships and evaluated each director’s service to the Company and determined that each of the Company’s directors is currently in compliance with the Company’s Director Commitment Policy.

The following are some of the key skills and experience, as well as background details of our Director nominees.

	Greg Armstrong	Marcela Donadio	Ben Guill	David Harrison	Patricia Martinez	Eric Mattson	Patricia Melcher	William Thomas	Robert Welborn	Clay Williams
Skills & Experience
Operations / Industry	✓	✓		✓	✓	✓		✓	✓	✓
International business		✓		✓	✓	✓		✓	✓	✓
Corporate governance	✓	✓	✓	✓	✓	✓	✓	✓		✓
Financial disclosure / public accounting	✓	✓		✓	✓	✓		✓		✓
Financial services			✓	✓		✓	✓		✓
Private equity			✓			✓	✓
Financial expertise / literacy	✓	✓	✓	✓	✓	✓	✓		✓	✓
Strategic planning	✓	✓		✓	✓	✓	✓	✓	✓	✓
Energy / oil and gas industry	✓	✓	✓	✓	✓	✓	✓	✓		✓
Information systems				✓		✓		✓	✓
Science / engineering / technology				✓				✓	✓	✓
Risk management	✓	✓		✓	✓	✓	✓	✓	✓	✓
Legal and compliance	✓	✓		✓	✓	✓	✓	✓
Government / regulatory	✓	✓		✓				✓
Sales / marketing	✓			✓	✓				✓
CEO / senior executive / leader of significant operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Health / security / safety / environment	✓			✓	✓	✓		✓
Background
Age	65	69	73	76	49	72	64	71	51	61
Gender	Male	Female	Male	Male	Female	Male	Female	Male	Male	Male
Race*	White	Hispanic	White	White	Hispanic	White	White	White	Hispanic	White
Year joined Board	2005	2014	1999	2003	2024	2005	2024	2015	2021	2013
Independent	✓	✓	✓	✓	✓	✓	✓	✓	✓

*	Some of our directors may identify as more than one race/ethnicity.

Nominations of persons for election to the Board of Directors may be made at an annual or special meeting of stockholders by any stockholder entitled to vote for the election of directors at the meeting, who complies with the notice procedures set forth in Article II, Section 9 of our Amended and Restated Bylaws dated as of February 24, 2023 (the “Bylaws”), and who is a stockholder of record both at the time of the giving of notice provided for in Article II, Section 9 of the Bylaws and at the time of the meeting. Such nominations shall be made pursuant to timely notice in writing to our Secretary. To be timely under Article II, Section 9 of the Bylaws, a stockholder’s notice must be delivered to and received by our Secretary at our principal executive offices by hand or by certified or registered mail, return receipt requested: (i) with respect to an election to be held at an annual meeting of stockholders, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date on which we released our proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the date of the preceding year’s annual meeting, not less than one hundred twenty (120) days prior to the date of such annual meeting or the tenth (10th) day following the public announcement of the date of such annual meeting; and (ii) with respect to an election to be held at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 of the Bylaws requesting that a special meeting be called to elect Directors pursuant to the requirements of that section, not later than the close of business on the tenth (10th) day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Article II, Section 9 of the Bylaws prescribes specific information that must be included in a stockholder’s notice, eligibility requirements for the proposed nominee and other requirements for a valid nomination. With respect to our annual meeting of stockholders for 2025, a stockholder’s notice to nominate a person for election as director must be received no earlier than November 6, 2024 and no later than December 6, 2024. Article II, Section 10 of the Bylaws prescribes the procedures and requirements for inclusion of a stockholder nominee in our proxy materials. In addition to satisfying the foregoing requirements under our Bylaws, stockholders who utilize the universal proxy rules must also meet the requirements of Rule 14a-19 under the Exchange Act of 1934, as amended, and provide certain information as set forth in our Bylaws.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters and monitoring the Company’s compliance with legal and regulatory requirements. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

In this context, during the quarterly in person and virtual meetings of the committee, the Audit Committee meets separately in executive session with the Internal Audit Vice President, the Chief Compliance Officer, the Senior Vice President and General Counsel, the Senior Vice President and Chief Financial Officer and the independent audit partner, without other management being present. The Audit Committee Chair receives regular reports of any “hotline” activity from the Internal Audit Vice President and/or Chief Compliance Officer.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s 2023 annual report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States (“GAAP”).

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2024. The Audit Committee pre-approves the audit fees for all audit services provided by Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; (4) critical audit matters which were material and involved especially challenging, subjective or complex judgements; and (5) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the applicable written disclosures and letter from Ernst & Young LLP under the requirements of the PCAOB, regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2023 annual report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee*

Marcela E. Donadio, Committee Chair

David D. Harrison

Patricia B. Melcher

*	Ms. Patricia Martinez did not participate in the decisions and recommendations noted above which occurred prior to her appointment to the Audit Committee in March 2024.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors of the Company for 2024. Stockholders are being asked to vote upon the ratification of the appointment. We expect representatives of Ernst & Young LLP to attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024 will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the proposal will in no way limit the Audit Committee’s ability to terminate or otherwise change the engagement of Ernst & Young LLP for 2024.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2023 and 2022. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2023	2022
	(in thousands)
Audit Fees	$9,117	$8,738
Audit Related Fees	$29	—
Tax Fees(1)	$2,909	$2,681
All Other Fees	$48	$13
Total	$12,103	$11,432

(1)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value and when required, the reduction in costs as needed to preserve shareholder value. The Company encourages its stockholders to read the Executive Compensation section of this Proxy Statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2023, our stockholders approved, on an advisory basis, the compensation of our named executive officers with more than 96% of stockholder votes cast voted in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies. The Company currently conducts annual say-on-pay votes, and expects that the next say-on-pay vote after this proposal at the current 2024 Annual Meeting will occur at the 2025 Annual Meeting.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Annual and Long-Term Performance-Based Compensation

•

Annual Incentive Plan awards aligned with our performance: The Company’s Annual Incentive Plan is primarily designed to incentivize near term-generation of Adjusted EBITDA (as defined on page 43), a measure of profitability, and improvement in working capital efficiency, both of which play a role in the generation of free cash flow. Additionally, the Company introduced a metric in 2022 focused on growing our energy transition offerings. The Company’s 2023 performance on Adjusted EBITDA and the energy transition performance measure exceeded expectations, resulting in an above target payout.

•	New Safety Measure: In 2023, the Company introduced a new safety measure to its annual incentive plan design tied to meeting quantitative targets and proactive safety objectives.

•

Long-term incentives linked to shareholder value: Long-term incentives comprise the largest portion of pay for our named executive officers. The Company’s long-term incentive awards consist of stock options, restricted stock and performance share awards (as used herein, the terms “performance awards” and “performance share awards” shall have the same meaning), which reward the named executive officers for financial returns, absolute stock price appreciation, and relative shareholder return performance. Performance share awards are tied to the Company improving its absolute return on capital and outperforming other oilfield service stocks.

•

Minimum three-year vesting for equity awards: One material concern of our Board has been retention of strong management, as the Company has navigated a challenging market environment. The Company’s compensation program is designed to enhance retention of key management through a three-year vesting of equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest in their entirety until three years after the grant.

•

Performance-Based CEO Pay: CEO base salary level has generally been below the competitive peer median with more significant weighting on performance-based pay. The CEO’s bonus is entirely formulaic, primarily based on the Company’s financial performance against a budget target approved by the Board. The CEO’s equity awards are weighted by value 50% in performance awards, 25% in options and 25% in restricted stock. Additionally, the CEO (Mr. Clay C. Williams) has voluntarily reduced his base salary in challenging times (3 of the past 9 years) to help set a tone regarding cost management.

•

Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for named executive officers that help align the interests of the Company’s named executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•

Compensation Recovery Policy: The Company’s Compensation Recovery Policy provides for the recovery of erroneously awarded incentive-based compensation from current and former executive officers in the event of an Accounting Restatement (as defined in the policy) resulting from the Company’s material noncompliance with any financial reporting requirement under US securities laws.

•

Returns Focused Incentives: The financial performance measures for the Company’s Annual Incentive Plan (i.e., Adjusted EBITDA with a working capital modifier) encourage the reduction of costs and inventory levels and the improvement of cash flow and working capital. Additionally, the long-term incentive includes a value-creation metric aligned with generating financial returns above the cost of capital, thereby encouraging the prudent deployment of capital over the long term.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. During challenging market conditions the program is designed to incentivize proactive measures to reduce operating costs, such as workforce reductions and facility consolidation and closures. The program does not encourage excessive risk-taking by management. Nor does it encourage sacrificing longer-term investments that will create shareholder value over a long-term horizon. It strikes a balance of incentivizing necessary short-term tactical measures with the continued cultivation of longer-term corporate opportunities. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2024 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

NOV Inc.’s Board of Directors is committed to promoting transparency in reporting material information about the Company and compliance with the purposes as well as the literal requirements of applicable laws, rules and regulations. NOV Inc.’s Board of Directors is also committed to promoting conduct that conforms to corporate governance standards that substantially exceed minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Patricia Martinez, Eric L. Mattson, Patricia B. Melcher, William R. Thomas and Robert S. Welborn.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Williams is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed an independent director, as Lead Director, Mr. Greg L. Armstrong. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices, the Company’s backlog for capital equipment, and a variety of other risk factors, some of which are listed below, which may impact the Company’s performance. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. The full Board also oversees and monitors the Company’s policies and practices with respect to overall enterprise risk management including, any mission critical risks related to product and technology development, product safety and quality, human rights (including matters related to compliance with modern slavery and human trafficking laws and regulations), geopolitical developments, environmental stewardship, employee health and safety, energy transition, political contributions, data integrity and cybersecurity, (e.g. data privacy, business continuity, information security, etc.), and other mission critical risks as they are identified from time to time. The full Board also monitors the Company’s people-related strategies, programs and initiatives, including such matters related to recruitment, retention, engagement, talent management and development, pay equity, and diversity, equity, and inclusion. Through such oversight, the Board is able to promote management’s handling of mission critical risks and identifying and implementing mitigating actions.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, auditing or other matters, and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management oversight process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. The Compensation Committee also oversees the Incentive Compensation Plan for employee bonuses as an employee retention tool. The Nominating/Corporate Governance Committee also oversees succession planning to ameliorate succession risk. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, the Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed all material compensation programs, and the Compensation Committee focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, the Compensation Committee noted that the variable forms of compensation, namely the annual cash incentive program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive program are capped at a defined percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to each director, officer, employee and certain consultants of the Company and its subsidiaries. The policy prohibits each director, officer, employee and certain consultants from engaging in all hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any director or executive officer. The Company has a robust training program for employees on its Code of Conduct, which includes a required online training course. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of conduct applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investors/Corporate Governance/Conduct and Ethics section. The Company will furnish print copies of these codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

Corporate, Social and Environmental Responsibility

The Company’s approach to corporate, social and environmental responsibility revolves around protecting the health and safety of our employees, maintaining a diverse and inclusive environment, defending human rights across the globe, reducing the environmental footprint of our products, and improving our processes and technologies. We continuously strive to align our business strategies with our mission to support our environment, and stakeholders, including employees, customers, and communities.

In 2024, the Company will publish its most recent sustainability report detailing its Environmental, Social, and Governance (“ESG”) approach. We encourage you to read our latest Sustainability Report available on the Company’s website at: www.nov.com/sustainability.

Governance Hotline and Communications with Directors

The Company has established a hotline for any parties with an interest in the Company including, but not limited to employees and investors, to communicate with the Company’s non-management directors. Such communication, including complaints and concerns, can be reported confidentially and anonymously, where allowed by local law, via phone, email or mail to the contact information below. This hotline is part of the procedures established by the Company’s Audit Committee for the receipt, retention, and treatment of complaints received by the Company, in accordance with SEC regulation. Parties wishing to communicate with our non-employee directors may do so by calling 1-800-676-4380. This procedure is described on the Company’s website, www.nov.com, in the Investors/Corporate Governance/Conduct and Ethics section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year.

Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas, 77042. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2023, all members of the Board were in attendance at the annual meeting, with the exception of Mses. Martinez and Melcher who were not yet serving on the Board.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 9, 2023, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 14, 2024, the Company filed its 2023 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

CLAY C. WILLIAMS, 61

For a detailed description of Mr. Williams’ background, please refer to page 6.
JOSE A. BAYARDO, 52
Mr. Bayardo has served as the Company’s Senior Vice President and Chief Financial Officer since August 2015. Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University. Mr. Bayardo also serves as a director of Louisiana-Pacific Corporation (NYSE: LPX).

SCOTT B. LIVINGSTON, 54

Mr. Livingston has served as the President of the Energy Products and Services segment since January 2024. Mr. Livingston joined the Company in 2001, garnering increasing levels of management responsibilities for global projects and operations, first focused on the offshore energy market. From 2018 – 2023, Mr. Livingston served as the President of the Intervention and Stimulation business unit. From 2012 to 2018, Mr. Livingston served in various senior management roles, leading various aspects of the Company’s onshore and offshore global businesses, production operations, and engineering. From 2006 to 2012, he worked in Singapore as VP of Installation and Commissioning for NOV’s projects with newly constructed deep-water rigs during the height of the global offshore build-cycle. Prior to joining NOV, Mr. Livingston served eight years as an officer in the US Air Force, involved in maintenance, logistics, and program management for new aircraft weapons systems. Mr. Livingston graduated from Texas A&M with a bachelor’s in industrial engineering and obtained a master’s of logistics management from Georgia College while in the military.
JOSEPH W. ROVIG, 63
Mr. Rovig has served as the President of the Energy Equipment segment since January 2024. Previously, Mr. Rovig was the President of Rig Technologies from March 2014 to December 2023. Mr. Rovig has also served as Group Vice President of Global Operations, Vice President of the Eastern Hemisphere, Director of Service and Repair and Senior Vice President of the Offshore Drilling Equipment group within the Company’s Rig Technologies division. Mr. Rovig joined the Company in 2002. Prior to joining the Company, he worked for two drilling contractors in various positions, both domestically and internationally. Mr. Rovig’s internationally-based positions cover twenty years of experience with multiple locations in Asia and Europe.

CRAIG L. WEINSTOCK, 65
Mr. Weinstock has served as the Company’s Senior Vice President, Secretary and General Counsel since October 2014. Prior to his promotion, Mr. Weinstock served as the Company’s Chief Compliance Officer. Before joining the Company in October 2013, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of the Company on a variety of matters. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School.

CHRISTY H. NOVAK, 51

Ms. Novak has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since November 2021. Prior to her promotion, Ms. Novak served as the Company’s Vice President of Accounting Systems since 2020. From 2013 to 2020, she served as the Vice President of Finance for the Company’s Rig Technologies operating segment. Since joining the Company in 2005, Ms. Novak has advanced through several positions of increasing responsibility and has successfully led initiatives to strengthen and streamline the accounting function and develop talent within the finance organization. Prior to joining the Company, she spent nearly 10 years in public accounting with Ernst & Young where she served various audit clients in the manufacturing and energy industries. Ms. Novak graduated from Texas A&M University with a BBA in Accounting and is a Certified Public Accountant.

Certain of our named executive officers for 2023 are former executive officers who retired at December 31, 2023. Information regarding such former executive officers is below:

ISAAC H. JOSEPH, 68

Mr. Joseph served as the President of Wellbore Technologies from June 2016 to December 2023. Prior to that, Mr. Joseph was the President of the Tuboscope business unit from 2005 until 2014, where he led a global team of more than 6,500 employees. Mr. Joseph joined the Company through the merger of National Oilwell and Varco. In 2002, Tuboscope acquired ICO and Mr. Joseph was named Vice President, Western Hemisphere. From 1998 to 2002, Mr. Joseph was the President ICO Worldwide, which was acquired by Tuboscope in 2002. Mr. Jospeh joined ICO Worldwide in 1995, was promoted to Senior Vice President of Sales and named President in 1998. Mr. Joseph worked in various positions from 1982 to 1995 in sales, operations and sales management roles for Plastic Applicators and Tuboscope Vetco International. Mr. Joseph began his oil & gas career with Tennessee Gas Pipeline. Mr. Joseph graduated from the University of Southwestern Louisiana, obtaining a Bachelor’s degree in business management.

KIRK M. SHELTON, 66

Mr. Shelton served as the President of the Completion and Production Solutions segment from March 2014 to December 2023. Prior to this role, he served as President of the Mission business unit from 2007 until 2014, when it became part of the Completion and Production Solutions segment. Before becoming the President of this group, he served as Vice President of Sales and Operations from 2000 to 2007. In prior years he worked in various roles in sales, operations, and management. Mr. Shelton started his career in 1980 working for TRW Mission, which ultimately became part of NOV in 1997. Mr. Shelton graduated from East Central University, obtaining a Bachelor’s degree in Management with a background in Marketing.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2023 (except where noted below). Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder. The number and percentage of shares of common stock beneficially owned is based on 395,484,511 shares outstanding as of March 22, 2024.

5% Owners	Number of Shares	Percent of Class
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	39,182,530	9.95%
BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	37,942,193	9.6%
First Eagle Investment Management, LLC (3) 1345 Avenue of the Americas New York, NY 10105	36,658,180	9.31%
Pzena Investment Management, LLC (4) 320 Park Avenue, 8th Floor New York, NY 10022	31,371,893	8.0%
Hotchkis and Wiley Capital Management, LLC (5) 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	22,123,795	5.62%
FMR LLC (6) 245 Summer Street Boston, Massachusetts 02210	22,130,048	5.617%

(1)

Shares owned at December 29, 2023, as reflected in Amendment No. 12 to the Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 138,296 shares, sole dispositive power with respect to 38,670,623 shares, and shared dispositive power with respect to 511,907 shares.

(2)

Shares owned at December 31, 2023, as reflected in Amendment No. 2 to the Schedule 13G filed with the SEC on January 24, 2024 by BlackRock, Inc. (“Blackrock”). Blackrock has sole voting power with respect 34,794,253 shares and sole dispositive power with respect to 37,942,193 shares. Within the BlackRock group are the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of the Company), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd.

(3)

Shares owned at December 31, 2023, as reflected in Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2024 by First Eagle Investment Management, LLC. First Eagle Investment Management has sole voting power with respect to 33,200,701 shares and sole dispositive power with respect to 36,658,180 shares.

(4)

Shares owned at December 31, 2023, as reflected in the Schedule 13G filed with the SEC on February 9, 2024 by Pzena Investment Management, LLC. Pzena Investment Management, LLC has sole voting power with respect to 26,231,801 shares and sole dispositive power with respect to 31,371,893 shares.

(5)

Shares owned at December 31, 2023, as reflected in the Schedule 13G filed with the SEC on February 13, 2024 by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 20,425,995 shares and sole dispositive power with respect to 22,123,795 shares.

(6)

Shares owned at December 31, 2023, as reflected in the Schedule 13G filed with the SEC on February 9, 2024 by FMR LLC. FMR LLC has sole voting power with respect to 22,099,084 shares and sole dispositive power with respect to 22,130,048 shares. Abigail P. Johnson also has sole dispositive power with respect to 22,130,048 shares. Within the FMR LLC group are the following subsidiaries: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC (which beneficially owns 5% or greater of the outstanding shares of the Company), Fidelity Management Trust Company, Strategic Advisers LLC.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 22, 2024 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 395,484,511 shares outstanding as of March 22, 2024. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 22, 2024 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his or her spouse, with respect to the shares beneficially owned. The address for each of the following stockholders is NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares (1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	94,724	0		*
Jose A. Bayardo	395,002	878,972		*
Marcela E. Donadio	71,926	0		*
Ben A. Guill	138,341	0		*
David D. Harrison	103,185	0		*
Scott B. Livingston	52,694	163,365		*
Patricia Martinez	0	0		*
Eric L. Mattson	58,600	0		*
Patricia B. Melcher	100	0		*
Christy H. Novak	41,717	91,951		*
Joseph W. Rovig	215,154	535,196		*
William R. Thomas	66,210	0		*
Craig L. Weinstock	200,891	551,349		*
Robert S. Welborn	20,473	0		*
Clay C. Williams	1,088,939	2,532,580		*
All current directors and executive officers as a group (15 persons)	2,547,956	4,753,413	1.846%

*	Less than 1 percent
(1)

Includes shares deemed held by executive officers and directors in trusts, brokerage accounts, IRA accounts and in the Company’s 401(k) plans, supplemental savings plans and deferred compensation plans, as well as unvested restricted stock units that will vest on May 17, 2024.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

The following Compensation Discussion and Analysis (CD&A) describes our executive compensation program and provides information relevant to understanding the decisions our Compensation Committee has made under that program with regards to our Named Executive Officers’ (as defined below under “Executive Compensation”) 2023 compensation.

The following is a list of our Named Executive Officers by name and position, as of December 31, 2023*:

Name	Position
Clay C. Williams	Chairman, President and Chief Executive Officer
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Isaac H. Joseph	President, Wellbore Technologies
Joseph W. Rovig	President, Rig Technologies
Kirk M. Shelton	President, Completion and Production Solutions

*

As announced on October 26, 2023 and previously reported on a Form 8-K dated October 27, 2023, Messrs. Joseph and Shelton each submitted an election to participate in the Company’s 2023 Voluntary Early Retirement Plan in October 2023 and retired from their respective positions on December 31, 2023. Messrs. Joseph and Shelton both continue to serve in a non-executive advisory role and will remain employees of the Company from January 1, 2024 until March 30, 2024. On October 26, 2023, the Company also announced that Joseph W. Rovig was selected to serve as the President of the Energy Equipment segment and Scott B. Livingston was selected to serve as the President of the Energy Products and Services segment, effective January 1, 2024.

Consolidation of Operational Segment Structure

In October 2023, the Company announced plans to consolidate its operational structure into two segments: Energy Equipment and Energy Products and Services. The Company’s new operational structure became effective January 1, 2024. Prior to January 1, 2024, the Company operated under three segments: Wellbore Technologies, Completion & Production Solutions, and Rig Technologies.

The consolidation and reorientation of the Company’s operational structure is a continuation of its efforts to drive operational and financial efficiencies and is designed to make the business more efficient while capitalizing on new technologies the Company is bringing to the marketplace.

Oil and Gas Market in 2023

Despite the recent volatility in commodity prices, management believes the industry is in the early stages of an extended recovery that began in 2021 with the gradual reopening of global economies following the COVID-19 pandemic. Improving economic activity, driven by pent-up consumer and industrial demand and government economic stimulus, drove higher consumption of commodities, pulled significant volumes of oil and gas out of global inventories, and exposed diminished productive capacity resulting from years of underinvestment in the oil and gas industry.

Geopolitical risks and concerns regarding a slowing global economy drove volatility and pressured commodity prices in 2023, translating into reduced oil and gas activity in the North American market (defined as the U.S. and Canada) and a 3% decline in the North American rig count relative to 2022. However, the decline in North American activity was more than offset by higher levels of offshore and international oil and gas activity, which increased 11%, resulting in a worldwide rig count that increased 4% compared to 2022.

Despite ongoing geopolitical tensions and macro environment uncertainties, management believes rising demand for secure, reliable, clean, and low-cost energy will continue to spur increased oilfield activity and demand for the Company’s equipment and technology. The Company remains committed to improving organizational efficiencies while focusing on the development and commercialization of innovative products and services, including technologies to reduce the environmental impact of oil and gas operations and technologies to accelerate the energy transition that are responsive to the longer-term needs of the Company’s customers. We believe this strategy will further advance the Company’s competitive position in all market conditions.

Energy Transition

As a leading independent global energy technology and equipment provider, the Company expects to be a key participant in the world’s transition to a low-carbon future. While oil and gas will remain critical to many parts of the global economy, the transition to clean, carbon-neutral energy sources represents an enormous opportunity for organizations that can improve the economic competitiveness of renewable energy. The Company is working to develop proprietary solutions to improve efficiencies of projects, drive higher capital returns, and lower levelized costs of energy associated with renewable energy, such as becoming the leading global equipment and design provider for offshore wind turbine installation vessels, developing new products and technologies to support the floating offshore wind industry, investing in development of increasingly tall wind towers, and supplying products used for drilling geothermal wells. In addition, the Company is positioned to play a meaningful role in the carbon capture and sequestration industry.

The Company is also committed to providing products and services that economically reduce carbon intensity and deliver superior performance and has pioneered numerous solutions for improving the industry’s safety and environmental footprint. By designing and developing products which reduce carbon intensity for our customers while promoting more efficient production of high-density energy products such as natural gas (compared to low density energy or high GHG fuels, e.g., coal), the Company supports the energy transition, including the Company’s closed-loop solids control and thermal desorption systems, dual-containment flowline technologies, solar pumping systems, and hydrocarbon leak detection systems, among others. The Company remains committed to helping the industry improve efficiencies and reduce emissions.

2023 Performance

Market conditions in 2023 differed slightly from the expectations of the Company’s original 2023 Plan as a volatile commodity price environment resulted in reduced oil and gas activity in the North American land market during the second half of the year. However, the lower activity in North America was more than offset by continuing momentum in offshore and international oil and gas activity. The Company achieved solid annual results with higher profitability seen in all three segments and made significant progress towards our key priorities, as evidenced by the following highlights:

•

The Company’s revenues grew 19% and Adjusted EBITDA grew 47% in 2023 relative to 2022 as increased global activity drove improved customer spending and higher sales volumes helped drive improved profitability.

•

Results for the Company’s Wellbore Technologies segment, which contains many of the Company’s shorter cycle businesses, improved year-over-year despite a softening North America market with revenue and Adjusted EBITDA improving 14% and 21%, respectively.

•

Results for the Company’s longer-cycle Completion & Production Solutions segment improved as customers invested in their asset bases and approved final investment decisions for large capital projects, resulting in revenue growth of 17% and Adjusted EBITDA increasing 68%. Stronger orders led to the segment’s backlog growing 14% by year-end 2023 compared to year-end 2022.

•

The Company’s Rig Technologies segment also benefited from increasing investments in capital equipment as well as significantly improved market conditions for offshore drillers which drove higher aftermarket sales. The segment’s revenue improved 28% and Adjusted EBITDA grew 61% in 2023 relative to 2022.

•

Strong revenue growth, a rapid improvement in deliveries from our suppliers following the pandemic-driven supply chain disruptions, and a shift in business toward international markets drove a sizeable increase in working capital during 2023. Despite the year over year increase, inventory levels began to normalize late in the year resulting in $301 million of free cash flow in the fourth quarter.

•

The Company continued to enhance its strategic exposure to the energy transition and the global move to a lower-carbon future. During 2023, the Company generated $386 million in revenue from energy transition-related business. The Company’s renewable energy related technologies and its new products developed to improve the efficiency, safety, and environmental impact of oil and gas operations, including several GHG emissions-reducing technologies, continued to gain traction.

2023 Executive Compensation Decisions

On February 23, 2023, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian, approved the base salaries, annual incentive targets and long-term incentive awards of the Company’s executive officers. The target compensation opportunity was approved as a result of the Company’s positive financial and operating performance in 2022 and to better align their compensation levels with comparable salaries and equity values offered by the Company’s industry peers.

Additionally, the Compensation Committee decided the following:

•	Continued the 10% of bonus target tied to energy transition performance measure for the 2023 annual incentive plan.

•	Introduced a new safety measure to the annual incentive plan which the Company believes will emphasize its safety culture and HSE performance across all business units.

At-Risk Compensation

Our Compensation Committee believes that the Company’s executive compensation program is appropriately designed to align executives’ interest with those of our shareholders and to reward based on performance. The majority of our executive officers’ total compensation opportunity is provided in “at-risk” compensation components and tied to the achievement of our annual and long-term performance goals.

Our annual incentives are tied to profitability and growth (Adjusted EBITDA and energy transition revenue) as well as improving capital efficiency, cash flow (working capital modifier), and safety.

Our long-term incentives are tied to our returns to shareholders: in absolute stock price gains, shareholder returns relative to industry peers, and improving absolute returns on capital relative to our cost of capital.

In 2023, we continued our emphasis on performance-based awards and maintained our measure of 3-year improvement in NVA (NOV Value Added), as defined on page 47 as an additional performance measure to the Company’s long-term performance shares. The Company believes that the Adjusted EBITDA, energy transition revenue, safety performance and adjusted working capital metrics are well-suited for short-term incentives, while TSR (total shareholder return) and NVA better serve as long-term incentive targets.

For 2023 the payouts under our “at-risk” incentive programs were as follows:

•	Annual Bonus Payout Aligned with Above Target Performance: The Company exceeded our pre-set financial goals and earned above target bonuses for 2023 performance.

•	Mixed Long-Term Incentive Outcomes: As of December 31, 2023, the 2021 and 2022 option grants were in the money while previously granted stock options remained underwater.

•

Below Target Long-Term Incentive Performance Award Payout: The 2021 performance shares were earned at 76.64% of target based on our 3-year TSR performance relative to the OSX index and pre-established NVA goals.

CEO Realizable Pay

The majority of the compensation value our CEO will ultimately receive is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance.

The following table demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2023. ($ in thousands)

In the chart above, “Target Compensation” refers to the annual target total compensation opportunities offered to the CEO across 2021, 2022 and 2023 and includes base salary, target bonus opportunity, and the grant date intended value of the long-term incentive awards in each of the three years. The amounts indicated in the Realizable columns refer to the corresponding amounts earned, or on track to be earned, from the 2021, 2022 and 2023 target compensation opportunities as of December 31, 2023. “Realizable Compensation” includes base salary and bonus actually earned each year as well as the intrinsic value of long-term incentive awards based on the Company’s closing stock price on December 29, 2023. The 2021 performance award reflects the actual total payout of 76.64% of target. The 2022 award was tracking at 89% of target and the 2023 award was tracking at 98% of target, however those awards will not be completed until December 2024 and 2025 respectively.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . .		What We Do Not Do . . .
☑	Pay for Performance	☒	No gross-up payments to cover excise taxes or perquisites

☑	Tie significant levels of compensation to key corporate goals	☒	No guaranteed annual or multi-year bonuses

☑	Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒	No repricing of underwater stock options

☑	Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒	No dividend equivalents paid prior to vesting of performance awards (and never on unearned portion of awards)

☑	Stock Ownership Guidelines for executives and directors	☒	No dividends payable on any other unvested awards

☑	Varied performance metrics under short-term and long-term incentive plans	☒	No significant compensation in the form of perquisites for executives

☑	Double Trigger Provisions for Change in Control

☑	Independent Consultant Reports Directly to the Compensation Committee

☑	Review Tally Sheets When Making Executive Compensation Decisions

☑	Mitigate Undue Risk in Compensation Programs

Shareholder Engagement

Throughout the year, management actively engaged in conversations and sought feedback on management’s approach to long-term planning for the business, including, but not limited to, operating a global manufacturing company in an increasingly complicated global market, new technology research and development, energy transition, the say-on-pay vote and general satisfaction with the Company’s compensation programs, and ESG matters. In general, shareholders were supportive of the Company’s compensation programs, as further evidenced by 96% of votes cast supporting the 2023 Say on Pay vote.

Approach to Executive Compensation Program

Compensation Philosophy

The Company believes that in order to attract, motivate, and retain talented executives, its compensation program should be properly designed to:

•	Provide a strong emphasis on performance, tied to balanced short and long-term objectives,

•	Provide a market competitive pay level,

•	Provide alignment with shareholder interests, and

•	Provide a certain level of financial security.

Components of NOV’s Compensation Program:

	Components of Compensation		Purpose
• Fixed level of compensation to attract and retain executive talent

	Fixed Pay	Base Salary	• Salary level based on tenure, expertise, scope of responsibility and individual performance

• Incentivize and reward executives for achieving the Company’s corporate growth and profitability goals
		Annual Incentives (Cash)	• Encourage smart investments and prudent deployment of capital

• Attract, motivate, and retain high quality management talent

• Provide competitive cash compensation opportunity

Total Compensation			• Link a portion of executive compensation to the enhancement of stockholder value

	“At Risk ” Pay	Stock Options	• Focus executives on share price appreciation and reward for creating long-term stockholder value

• Require three-year level vesting, thus serving as a retention tool

• Recognize the Company’s total shareholder performance relative to industry peers

		Performance Shares	• NVA and TSR performance measures

• Provide a long-term incentive vehicle tied to a three-year performance goal

		Restricted Stock	• Align interests of executives with shareholders by providing long-term stock ownership

• Provide forfeitable ownership stake (three-year level vesting) to encourage retention

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company has tried to provide a balance between aligning pay with absolute performance and relative performance to peers through both up and down cycles.

There are no material compensation policy differences among the individual executives, except that the more senior officers, such as our Chief Executive Officer, receive a higher compensation level with a greater percentage of that compensation “at-risk,” consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

How Executive Compensation Decisions are Determined

Role of Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans.

The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities competitive with the peer group of companies described below.

Role of Compensation Consultant

Since 2016, Meridian Compensation Partners (“Meridian”) has been engaged as the Compensation Committee’s compensation consultant to serve as its advisor on executive compensation matters. Meridian provides advice and analysis to the Compensation Committee on the design, structure and level of executive compensation. Meridian has previously conducted a competitive review of executive compensation for the Company’s Named Executive Officers relative to its peer companies, as well as to analyze internal pay equity, share usage and dilution. Meridian analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements and other public filings. In November 2022, Meridian generated data on the components of the Company’s compensation program compared to the competitive market data range (25th percentile to 75th percentile) of the designated peer group.

Role of CEO and Management

Management plays an important role in assisting the Compensation Committee in determining executive compensation. At the request of the Compensation Committee, management works with Meridian to provide relevant information for the Compensation Committee to make informed decisions. Additionally, our CEO provides the Compensation Committee with his assessment of the performance of our other executive officers and recommends compensation for those officers.

Market Considerations

As part of its process to establish compensation levels for the Company’s Named Executive Officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its Named Executive Officers against the compensation provided to comparable executive officers at companies in a designated peer group.

The Company’s peer group for 2023, as approved by the Compensation Committee in 2022, was as follows:

APA Corporation	Helmerich & Payne, Inc.	Parker-Hannifin Corporation

Baker Hughes Company	Hess Corporation	Schlumberger Limited

ChampionX Corporation	Illinois Tool Works Inc.	TechnipFMC plc

Cummins Inc.	Ingersoll Rand Inc.	TPI Composites, Inc.

Generac Holdings Inc.	Marathon Oil Corporation	Transocean Ltd.

Halliburton Company	Oceaneering International, Inc.	Weatherford International plc

Internal Considerations

While the Compensation Committee considers market-competitive levels in setting pay, it also considers numerous other factors such as tenure, individual performance, and level and scope of responsibility.

Specific to the CEO, the Compensation Committee also takes into account Mr. Williams’ level of achievement for his goals and objectives when setting his compensation opportunity. For 2023, Mr. Williams’ performance was measured in four key areas of the Company:

•	Financial performance,

•	Formulation and implementation of Company strategy,

•	Operational and safety performance, and

•	Management and employee development.

2023 Compensation Actions

The following section describes the elements of the Company’s compensation program for 2023, why the elements were selected, and how the amounts of each element were determined. The mix of target total compensation for our CEO and other Named Executive Officers is shown in the chart below:

Base Salary

Salary adjustments are typically based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. Each of the Named Executive Officers received a salary increase in 2023, as detailed below (increases effective March 1, 2023). The adjustments to base salary represent the first salary increase for the Company’s Named Executive Officers since March 2018.

Name	2021 Salary	2022 Salary	2023 Salary	2023 Increase %
Clay C. Williams	$940,000	$940,000	$1,000,000	6.0%
Jose A. Bayardo	$685,000	$685,000	$725,000	5.8%
Isaac H. Joseph	$570,000	$570,000	$600,000	5.3%
Joseph W. Rovig	$570,000	$570,000	$600,000	5.3%
Kirk M. Shelton	$550,000	$550,000	$600,000	9.1%

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth, profitability and operational goals (including safety goals), encourage smart investments and prudent return on capital, and provide competitive compensation opportunities to attract and retain high quality management talent.

Annual Incentive Award Opportunities

Annual incentive opportunities are provided to the Company’s Named Executive Officers under the Company’s 2023 Incentive Compensation Plan. Each year, the Compensation Committee establishes the target annual incentive opportunity for each Named Executive Officer as a specified percentage of his or her base salary. These target percentages are based on each executive’s level of responsibility for the Company’s financial performance. Incentive payouts will vary based on actual performance against performance objectives. The Compensation Committee made no adjustments to the target bonus levels under the 2023 annual incentive plan for the Named Executive Officers, other than partially restoring Mr. Williams’ previously reduced target bonus opportunity.

	Annual Target Bonus Opportunity (As Percent of Salary)
Name	2021	2022	2023
Clay C. Williams	140%	125%	130%
Jose A. Bayardo	95%	85%	85%
Isaac H. Joseph	95%	85%	85%
Joseph W. Rovig	95%	85%	85%
Kirk M. Shelton	95%	85%	85%

Performance Metrics

The incentive plan provides for cash awards if the Company achieves certain pre-established financial objectives based on the Company’s financial plan. The Company’s annual financial plan is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook, available strategic alternatives, and anticipated cost reductions and it is approved by the Board each year.

Adjusted EBITDA was selected as a measure for the 2023 annual incentive plan given our continued focus on the operating profitability of our business and the ongoing macroeconomic challenges in the oil and gas industry. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company has included a working capital modifier in the annual incentive plan since 2018, to drive improvements in capital efficiency and cash flow.

Energy Transition Revenue was introduced as a new measure for the 2022 annual incentive plan for all participants at a 10% weight. This important addition to our plan rewards all participants for advancing our Energy Transition product offerings. Performance is based on revenue generated by product and service offerings related to wind, geothermal, carbon capture, utilization and storage (CCUS), biogas, hydrogen, solar, rare-earth minerals, energy storage, and other new technologies used to improve energy efficiency or reduce our customers’ environmental footprint.

The Company added a new safety performance measure (“Safety”) to the 2023 annual incentive plan. The Company believes the new Safety measure will emphasize its safety culture and HSE performance across all business units. All participants, including the NEOs, will have at least 10% of their incentive plan tied to the safety measure – 5% is based on the achievement of certain total recordable incident rate (“TRIR”) performance levels and 5% is based on the achievement of certain annual safety goals, including safety training hours, and other organizational safety initiatives determined at the business unit/segment level. Safety results for each segment will be a rollup of the business units that make up the segment, while corporate results will be a rollup of all of the Company.

The Committee also approved adding a talent mobility lever on top of the bonus target levels for the three Segment Presidents (e.g., Isaac H. Joseph, Joseph W. Rovig, and Kirk M. Shelton). The metric was structured as a negative discretion modifier (max 10% reduction) on the annual incentive plan results if the annual talent mobility target goals are not reached. The Company believes the talent mobility lever demonstrates the Company’s commitment to growing and retaining talented mid-career professionals within the organization.

Metric	Definition	Rationale
Adjusted EBITDA	Operating profit excluding depreciation, amortization, gains and losses on sales of fixed assets and, when applicable, Other Items.	Adjusted EBITDA was selected given our continued focus on operating profitability, particularly given the ongoing macroeconomic challenges in the oil and gas industry.

Energy Transition Revenue	Revenues earned from “Energy Transition” product and service offerings related to wind, geothermal, CCUS, biogas, hydrogen, solar, rare-earth minerals, and energy storage, and other technologies used to improve energy efficiency or reduce carbon emissions.	Energy Transition revenue was selected to incentivize revenue growth of this early-stage product portfolio and emphasize its strategic importance.

Safety	This metric is based on the Company’s total recordable incident rate (TRIR) and annual safety goals.	The Safety measure was selected to build and improve safety culture across the organization.

Working Capital Modifier	Adjusted Working Capital shall be calculated as follows: (Accounts Receivable + Inventory + Contract Assets + Prepaid—Factored Accounts Receivable) - (Accounts Payable + Contract Liabilities + Accrued Cost of Goods Sold). Adjusted EBITDA will be increased by $0.15 for each $1 of Adjusted Working Capital savings below the target and reduced by $0.15 for each $1 of working capital used above the target.	The purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Payout Calibration

Payouts under the annual incentive plan are formulaically determined and vary based on performance against pre-established objectives. The Adjusted EBITDA, Energy Transition revenue and Safety metrics have a Threshold, Target, and Maximum level of achievement, which corresponds to a Threshold, Target, and Maximum level of payout. Results falling between the stated thresholds of Threshold, Target, and Maximum will result in an interpolated payout. Below the threshold level of performance, there is no payout. The payout is capped once the Maximum performance level is achieved.

Payout Results

Payouts are determined by metric under the annual incentive plan using the following formula:

The Company delivered 18.6% revenue growth and a 47.4% improvement in Adjusted EBITDA in comparison to 2022. For 2023, the incentive plan Target Adjusted EBITDA was set at the Company’s financial plan Adjusted EBITDA as publicly reported in the Company’s financial statements as adjusted for certain non-recurring items and other accounting adjustments. The Minimum level was set at 60% of Target and the Maximum level was set at 140% of Target. The corporate performance and the performance of all our business segments were above the Target level of Adjusted EBITDA and Energy Transition revenue, while the Working Capital Modifier reduced the Adjusted EBITDA score. Actual bonuses paid to executives were calculated as follows:

					2023 Actual Results		2023 Payout Percentages
	Weight	Min (10% of target payout)	Target (100% of target payout)	Max (200% of target payout)	Without WCM Applied	With WCM Applied	Without WCM Applied	With WCM Applied
Corporate (Williams and Bayardo)
NOV Adjusted EBITDA ($mil)	80%	$510	$850	$1,190	$934	$893	125%	113%
Energy Transition Revenue ($mil)	10%	$180	$300	$420	$386	n/a	172%	n/a
NOV Safety: TRIR	5%	1.50	0.80	0.25	0.73	n/a	113%	n/a
NOV Safety: Annual Goals	5%	Achieved					200%	n/a
Rig Technologies (Rovig)
NOV Adjusted EBITDA ($mil)	35%	$510	$850	$1,190	$934	$893	125%	113%
Energy Transition Revenue ($mil)	10%	$180	$300	$420	$386	n/a	172%	n/a
RIG Adjusted EBITDA ($mil)	45%	$178	$296	$414	$364	$327	157%	127%
RT Safety: TRIR	5%	1.50	0.80	0.25	0.66	n/a	126%	n/a
RT Safety: Annual Goals	5%	Achieved					200%	n/a
Completion & Production (Shelton)
NOV Adjusted EBITDA ($mil)	35%	$510	$850	$1,190	$934	$893	125%	113%
Energy Transition Revenue ($mil)	10%	$180	$300	$420	$386	n/a	172%	n/a
CP Adjusted EBITDA ($mil)	45%	$150	$250	$350	$275	$255	125%	105%
CP Safety: TRIR	5%	1.50	0.80	0.25	0.84	n/a	97%	n/a

					2023 Actual Results		2023 Payout Percentages
	Weight	Min (10% of target payout)	Target (100% of target payout)	Max (200% of target payout)	Without WCM Applied	With WCM Applied	Without WCM Applied	With WCM Applied
CP Safety: Annual Goals	5%	Achieved					200%	n/a
Wellbore Technologies (Joseph)
NOV Adjusted EBITDA ($mil)	35%	$510	$850	$1,190	$934	$893	125%	113%
Energy Transition Revenue ($mil)	10%	$180	$300	$420	$386	n/a	172%	n/a
WT Adjusted EBITDA ($mil)	45%	$327	$544	$762	$539	$530	97%	94%
WT Safety: TRIR	5%	1.50	0.80	0.25	0.75	n/a	109%	n/a
WT Safety: Annual Goals	5%	Achieved					200%	n/a

Working Capital Modifier
	Target Adjusted Working Capital	Actual Adjusted Working Capital	Working Capital Savings		Change to Adjusted EBITDA ($M)
NOV(1)	$3,043	$3,314	($271)	=	($41)
Rig Technologies(2)	$1,016	$1,257	($241)	=	($36)
Completion & Production(3)	$932	$1,065	($133)	=	($20)
Wellbore Technologies(4)	$919	$980	($61)	=	($9)

(1)	Target Adjusted Working Capital equal to 36% of 2023 annualized revenue
(2)	Target Adjusted Working Capital equal to 39% of 2023 annualized revenue
(3)	Target Adjusted Working Capital equal to 31% of 2023 annualized revenue
(4)	Target Adjusted Working Capital equal to 30% of 2023 annualized revenue

2023 Annual Incentive Compensation Bonus Payouts

Name	Base Salary*	Target Bonus %	Target Bonus $	Actual Bonus $	Overall % of Target Bonus
Clay C. Williams	$990,301	130%	$1,287,392	$1,583,406	123%
Jose A. Bayardo	$718,534	85%	$610,754	$751,187	123%
Isaac H. Joseph	$595,151	85%	$505,878	$578,323	114%
Joseph W. Rovig	$595,151	85%	$505,878	$656,832	130%
Kirk M. Shelton	$591,918	85%	$503,130	$598,084	119%

*	Salary for purposes of 2023 ICP calculations. Prorated based on salary increases that went into effect on March 1, 2023.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation program is to:

•	Focus its executives on the Company’s long-term development and prosperity in addition to annual financial goals;

•	Balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other; and

•	Link the officers’ interests with those of the Company’s stockholders.

The executives’ long-term incentive awards are benchmarked to ensure the type, value and amount of each award are consistent with market practices and aligned with the Company’s philosophy.

For 2022 and 2021, the Compensation Committee had maintained a 10% reduction in target equity values for the Named Executive Officers adopted in 2020 in response to the COVID-19 pandemic. For 2023 long-term incentive awards, the Compensation Committee approved certain adjustments to restore the Named Executive Officers’ equity values, including increasing the CEO’s 2023 equity value by 5.3% and increasing each of the other Named Executive Officers’ equity values by $100,000.

Based on the foregoing, on February 23, 2023, the Compensation Committee approved the grant of stock options, restricted stock units and performance share awards to the Company’s Named Executive Officers pursuant to the NOV Inc. Long-Term Incentive Plan:

Name	Intended Target Equity Value*	Securities Underlying Stock Options (#)	Restricted Stock Units (#)	Performance Awards (Target # of Shares)
Clay C. Williams	$9,000,000	230,769	103,401	206,801
Jose A. Bayardo	$2,800,000	71,795	32,169	64,338
Isaac H. Joseph	$1,900,000	48,718	21,829	43,658
Joseph W. Rovig	$1,900,000	48,718	21,829	43,658
Kirk M. Shelton	$1,900,000	48,718	21,829	43,658

*

The intended target value differs somewhat from the required accounting values used in the Summary Compensation Table. Final share amounts for the performance awards and restricted stock units were determined by dividing the value of the award by the closing price on February 23, 2023 ($21.76). The final number of stock options was determined using an estimated Black-Scholes value based on the closing price on February 23, 2023.

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the NYSE on the date of approval of the grants by the Compensation Committee ($21.76 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

Restricted Stock Units

The restricted stock units granted vest in three equal annual installments commencing on the first anniversary of the date of grant. The Compensation Committee determined to grant restricted stock units in lieu of restricted stock awards in 2023 to enable the Company to offer the retention of equity in a future retirement program.

Performance Share Awards

The performance share awards can be earned based on performance against pre-established goals and vest three years from the grant date (performance period is January 1, 2023 to December 31, 2025). The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns-based metric).

The TSR goal can only be achieved if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period exceeds certain levels. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance.

The TSR goal is subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the performance period is negative, regardless of relative TSR results. Conversely, if the Company’s absolute TSR is greater than 15% annualized over the performance period, the payout amount shall not be less than 50% of the target level, regardless of relative TSR results.

The following table summarizes the absolute TSR collar limitation:

Annualized 3-year Absolute TSR	Impact on Final Payout
> 15%	Floor of 50% of Target Level, regardless of relative TSR results
0% to 15%	No adjustment
< 0%	Cap of 100% of Target Level, regardless of relative TSR results

The NVA goal is based on the Company’s improvement in NVA (NOV Value Added) from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times a 9% required return on assets. Additionally, the NVA component requires that the Company reach breakeven and earn the cost of capital before the maximum target level will be paid.

The following table summarizes the payout thresholds for the 2023 performance share awards:

Level	TSR: Percentile Rank vs OSX Comparator Group (85%)	NVA: Absolute NVA Performance (15%)	Payout Percentage*
Maximum	75th Percentile & above	Breakeven $0M NVA	200% Target Level
Target	50th Percentile	Midpoint NVA of $(94)M	100% Target Level
Threshold	25th Percentile	Equal to 2022 NVA of $(188)M*	50% Target Level
No payout	Below 25th Percentile	Below 2022 NVA of $(188)M	0%

*	2022 Actual NVA as adjusted for timing of write-offs, tax rate of 23%, cost of capital of 9%.

Results falling between threshold, target, and maximum will result in a linearly interpolated payout.

2021 Performance Share Awards Results

The 2021 performance share awards were divided into two independent parts subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The performance period commenced on January 1, 2021 and ended on December 31, 2023. The TSR portion of the award was based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The TSR calculation ranked the Company’s stock performance against the OSX peer group using the average of the first and last 30 days of the vesting period and assumes the reinvestment of dividends. The NVA portion of the award was based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA was calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

The Company’s three-year average TSR was 43%, which ranked 11th in the OSX comparator group during the 2021-2023 performance period. Within the OSX comparator group, the Company placed above the 25th percentile but below the 50th percentile (29th percentile). The TSR result was above the threshold level but below the target level. As a result, 57% of the target shares from the TSR-based awards vested. The TSR-based award is also subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the Performance Period is negative, regardless of relative TSR results. However, the cap did not apply since the payout was 57% of target, which is below the 100% vesting cap. The Company’s absolute NVA performance at the end of the performance period was $(28.7) million and above the target level. As a result, 188% of the shares from the NVA-based award vested, which is the first year the NVA-based portion of the Company’s performance share awards paid above target. The total weighted payout percent for 2021 performance share awards grant was 76.64%. The Compensation Committee certified the results for the 2021 performance share awards on February 6, 2024.

Retirement, Health and Welfare Benefits

The Company offers retirement, health, welfare and wellness programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance. A selection of supplemental benefits is also available for employees to elect at their own expense. U.S. employees may also earn wellness incentives by participating in voluntary wellness activities.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOV Inc. 401(k) (“401k Plan”) and the NOV Inc. Non-Qualified Deferred Compensation Plan (“NDCP”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold and whose position is deemed to be eligible as established by the Company’s benefits plan administrative committee are generally eligible to participate in the NDCP. Participation in the 401k Plan and NDCP is voluntary. The NDCP is a non-qualified plan that allows participants to continue saving and receiving Company contributions towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they or the Company can no longer contribute to the 401k Plan.

In 2022, the Compensation Committee adopted a retirement policy for equity awards (the “Equity Retirement Program”). The Equity Retirement Program provides certain benefits to long-term employees to permit such individuals to elect retirement, including (i) full or partial continued vesting of certain equity awards, and (ii) an extended post-employment exercise period for non-qualified stock options and stock appreciation rights. If the award (i.e., restricted stock units or non-qualified stock options, etc.) was granted more than twelve (12)

months prior to the retirement date, such awards will continue to vest based upon the original vesting dates in the applicable award agreements. For grants that were issued less than twelve (12) months prior to the retirement date requested by the employee, a prorated amount of the award will vest based on the number of full calendar months between the grant date and such retirement date. Shares will be held until the scheduled vesting date. The retiree will be required to agree to certain post-employment restrictions, including non-competition and non-solicitation covenants, in order to retain his or her equity. The Equity Retirement Program applies to the 2022 equity awards and any future equity awards granted to eligible employees. The Compensation Committee also authorized and directed the Company to adopt an amendment to the Company’s group health plan to provide extended medical benefits for certain employees in the United States (the “Retiree Medical Plan”). The amendment outlines the circumstances under which an employee who provides services in the United States will be eligible to receive post-employment medical coverage until such individuals are eligible to receive medical benefits under Medicare. Coverage will end for the retiree and their dependents when the retiree turns age sixty-five (65) and becomes eligible to participate in Medicare. Coverage will also end if the retiree is eligible or becomes eligible to receive comprehensive medical coverage under another employer’s group health plan, the retiree provides services to a competitor of the Company, or the retiree fails to pay the required premiums.

In order to participate in both the Equity Retirement Program and the Retiree Medical Plan, the employee must attain at least sixty (60) years of age at the time of retirement and must have completed at least ten (10) years of service with the Company and completed five (5) consecutive years of employment prior to retirement. Additionally, employees must obtain approval of their proposed retirement date from the Company before they are eligible to participate.

The Company’s Named Executive Officers are eligible to participate in the Equity Retirement Program and the Retiree Medical Plan (provided they satisfy the plan eligibility requirements).

2023 Voluntary Early Retirement Program

In 2023, the Compensation Committee approved the Company’s 2023 Voluntary Early Retirement Program (“VERP”). The VERP provided certain early retirement benefits to eligible U.S. employees who voluntarily terminated their employment with the Company. The VERP was only offered to full-time, non-union U.S. employees who were at least 55 years of age, and who had a combination of age and years of service greater than or equal to 72. Benefits under the VERP included: (1) one year’s base salary; (2) company-subsidized medical, dental, and vision coverage for five years or until age 65, whichever occurs first; (3) payment of the 2023 ICP to applicable employees prorated through their retirement date, paid in February 2024, and (4) extension of a post-employment exercise period for SARs/stock options and non-forfeiture of unvested shares of restricted stock, restricted stock unit awards, performance awards and/or long-term incentive cash payments.

Under the VERP, the Company’s executive officers were not eligible to receive the lump sum payment equal to one-year base salary. Instead, for transition purposes, the Company will enter into consulting agreements with the executive officers at or around the time of their retirement which will have a term of up to two years. Under the consulting agreement, an executive officer who elects to take early retirement will receive: (1) a monthly retainer equal to no more than a half a month’s salary, provided the total amount paid will not exceed one year’s base salary, and (2) continued vesting of all outstanding stock options, stock appreciation rights, performance awards, and time-based restricted stock awards/units. After the one-year term of the consulting agreement, the executive officers will be entitled to retain any unvested and/or outstanding equity-based compensation, which shall continue to vest, per the terms of the VERP.

In October 2023, Messrs. Joseph and Shelton each submitted an election to participate in the Company’s VERP and each retired from their respective positions on December 31, 2023. Messrs. Joseph and Shelton both continue to serve in a non-executive advisory role and will remain employees of the Company from January 1, 2024 until March 30, 2024 (“Retirement Date”). To facilitate an orderly transition of their duties and responsibilities, it is anticipated that Messrs. Joseph and Shelton will each enter into a consulting agreement with the Company on or about the Retirement Date, pursuant to which Messrs. Joseph and Shelton will render consulting advice and services to the Company.

U.S. Income Tax Limits on Deductibility

In establishing total compensation for our executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Code Section 162(m). Section 162(m) generally disallows an income tax deduction to publicly traded corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company’s “covered employees,” defined in Section 162(m) as the CEO, the Chief Financial Officer, the three other most highly compensated executive officers, other than the CEO and Chief Financial Officer, and any other individual who has been classified as a “covered employee” on or after January 1, 2017. The Compensation Committee believes that the potential deductibility of the compensation payable under its incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee intends to structure its incentive compensation plans and arrangements in a manner which, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), assures appropriate levels of total compensation for our executive officers based on and aligned with the Company’s performance.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Compensation Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Compensation Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten-year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

Recoupment Policy

On October 2, 2023, the Board of Directors adopted the NOV Inc. Compensation Recovery Policy (“Compensation Recovery Policy”). The Compensation Recovery Policy conforms with the NYSE’s new listing standards which require listed companies to adopt and comply with a written policy providing for the recovery, in the event of a required accounting restatement, of incentive-based compensation received by current or former executive officers where that compensation is based on erroneously reported financial information. The Compensation Recovery Policy provides for the recovery of erroneously awarded incentive-based compensation from current and former executive officers in the event of an Accounting Restatement (as defined in the policy) resulting from the Company’s material noncompliance with any financial reporting requirement under US securities laws. In the event of an Accounting Restatement, the Company shall seek to recover any erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date when the Company is required to prepare an Accounting Restatement.

On October 2, 2023, the Board of Directors also approved certain amendments to the Company’s existing NOV Inc. Supplemental Clawback Policy (“Supplemental Clawback Policy”) in light of the new NYSE listing rules. The amendments to the Supplemental Clawback Policy clarify that the Compensation Recovery Policy shall take precedence in all situations where it applies. The Supplemental Clawback Policy preserves the Compensation Committee’s ability to claw back compensation from a wider group of persons and allows Compensation Committee, at its sole discretion, to terminate any award of stock options, performance awards and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements. A similar clawback provision was included in the NOV Inc. Long-Term Incentive Plan and the participants’ equity award agreements. For purposes of this clawback policy, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its named executive officers in February 2013 and amended in November 2020. The Company’s stock ownership guidelines for its named executive officers are intended to align the interests of the Company’s named executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful amount of the Company’s stock. Under the Company’s guidelines, the named executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman, President & CEO	6X
Senior Vice President & CFO	3X
Other executive officers	2X

The Company’s named executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401k Plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. For purposes of determining compliance with the guidelines, as of January 1 of each year, the executive’s total eligible shares (as described above) will be multiplied by the greater of (a) the average of the month-end closing prices of the Company’s common stock for the prior twelve months or (b) the value on the date of grant or purchase. All of the Company’s Named Executive Officers are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2024.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate its compensation consultant. The Compensation Committee annually reviews and approves total expenditures paid to the independent compensation consultant. Meridian and its affiliates did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation during 2023.

Recent Developments for 2024 Compensation

On February 6, 2024, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian, approved the base salaries, annual incentive targets and long-term incentive awards of the Company’s executive officers. The Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

The Compensation Committee, in connection with its annual review of executive compensation and performance, after consulting with Meridian, approved the following:

•	Held 2024 base salaries, target bonus participation levels, and targeted equity values for the NEOs flat.

•

Discontinued the energy transition performance measure for the 2024 annual incentive plan as the Company’s energy transition product and service offerings have become more integrated within the Company’s product offerings since the measure was first introduced in 2022.

•	Maintained the safety measure in the 2024 annual incentive plan for the second year (10% of bonus tied to TRIR and safety goals).

•

Approved a one-year pause for the talent mobility lever applied to the Segment Presidents’ annual incentive bonus as the Company continues reorganizing the reporting structure under the new business segments.

•	Maintained the mix of long-term incentive awards at 50% performance awards, 25% stock options and 25% time-based restricted stock.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2024 Proxy Statement.

Members of the Compensation Committee

William R. Thomas, Committee Chair

Ben A. Guill

Eric L. Mattson

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2023 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Comp ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Comp ($)(5)		Total ($)
Clay C. Williams Chairman, President & Chief Executive Officer	2023 2022 2021	$ $ $	989,154 940,000 940,000	— — —	$ $ $	8,122,845 7,752,616 7,868,423	$ $ $	2,245,359 2,146,016 2,161,279	$ $ $	1,583,406 2,221,065 337,291	$18,678 — —	$ $ $	15,740 12,200 18,144	$ $ $	12,975,182 13,071,897 11,325,137
Jose A. Bayardo Senior VP & Chief Financial Officer	2023 2022 2021	$ $ $	717,769 685,000 685,000	— — —	$ $ $	2,527,097 2,448,193 2,484,765	$ $ $	698,558 677,689 682,508	$ $ $	751,187 1,100,608 166,787	— — —	$ $ $	36,213 27,400 10,118	$ $ $	4,730,824 4,938,890 4,029,178
Isaac H. Joseph President – Wellbore Technologies	2023 2022 2021	$ $ $	594,577 570,000 570,000	— — —	$ $ $	1,714,818 1,632,147 1,656,510	$ $ $	474,021 451,793 455,005	$ $ $	578,323 895,564 230,002	— — —	$ $ $	30,054 19,073 9,052	$ $ $	3,391,793 3,568,577 2,920,569
Joseph W. Rovig President – Rig Technologies	2023 2022 2021	$ $ $	594,577 570,000 570,000	— — —	$ $ $	1,714,818 1,632,147 1,656,510	$ $ $	474,021 451,793 455,005	$ $ $	656,832 790,016 173,794	— — —	$ $ $	30,054 9,462 5,426	$ $ $	3,470,302 3,453,418 2,860,735
Kirk M. Shelton President – Completion and Production Solutions	2023 2022 2021	$ $ $	590,962 550,000 550,000	— — —	$ $ $	1,714,818 1,632,147 1,656,510	$ $ $	474,021 451,793 455,005	$ $ $	598,084 833,169 66,958	— — —	$ $ $	26,733 12,200 6,959	$ $ $	3,404,618 3,479,309 2,735,432

(1)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2023 annual report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. Amounts reported for 2021 reflect corrections to amounts previously reported, which were not originally calculated in accordance with FASB Topic 718.

(2)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2023 annual report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)

The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2023 annual incentive plan. The Company’s Adjusted EBITDA, Energy Transition revenue and Safety performance at the Company’s consolidated level and for the Company’s Rig Technologies, Wellbore Technologies and Completion & Production Solutions segments exceeded the Target Adjusted EBITDA, Energy Transition revenue, Safety goals and working capital objectives set under the 2023 annual incentive plan. As a result, the Named Executive Officers received the foregoing incentive compensation bonus payout for 2023.

(4)	This amount is primarily attributable to a shortening in the discount period from the prior fiscal year end measurement.
(5)	The amounts include:
a)

The Company’s cash contributions for 2023 under the Company’s 401k Plan, a defined contribution plan, on behalf of Mr. Williams - $15,740; Mr. Bayardo - $16,825; Mr. Joseph - $9,897; Mr. Rovig - $13,221 and Mr. Shelton - $13,842.

b)

The Company’s cash contributions for 2023 under the NDCP, a defined contribution plan, on behalf of Mr. Williams - $0; Mr. Bayardo - $19,388; Mr. Joseph - $20,157; Mr. Rovig - $16,833 and Mr. Shelton - $12,891.

The following table provides information concerning stock options, restricted stock awards and restricted stock units granted to Named Executive Officers during the fiscal year ended December 31, 2023. The Company did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 2023.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Clay C. Williams	2023	$128,739	$1,287,392	$2,574,784
	2023				103,400	206,801	413,602				$5,872,839
	2023							103,401			$2,250,006
	2023								230,769	$21.76	$2,245,359
Jose A. Bayardo	2023	$61,075	$610,754	$1,221,508
	2023				32,169	64,338	128,676				$1,827,100
	2023							32,169			$699,997
	2023								71,795	$21.76	$698,558
Isaac H. Joseph	2023	$50,588	$505,878	$1,011,756
	2023				21,829	43,658	87,316				$1,239,819
	2023							21,829			$474,999
	2023								48,718	$21.76	$474,021
Joseph W. Rovig	2023	$50,588	$505,878	$1,011,756
	2023				21,829	43,658	87,316				$1,239,819
	2023							21,829			$474,999
	2023								48,718	$21.76	$474,021
Kirk M. Shelton	2023	$50,313	$503,130	$1,006,260
	2023				21,829	43,658	87,316				$1,239,819
	2023							21,829			$474,999
	2023								48,718	$21.76	$474,021

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)

On February 23, 2023, the Compensation Committee approved the 2023 Performance Share Award Grant. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric).

(3)

On February 23, 2023, the Compensation Committee approved a grant of restricted stock units to these Named Executive Officers pursuant to the NOV Inc. Long-Term Incentive Plan. The restricted stock units granted by the Company to its Named Executive Officers vests in three equal annual installments commencing on the first anniversary of the date of grant, provided that such Named Executive Officer remains continuously employed with the Company during such time period.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2023.

Outstanding Equity Awards at Fiscal Year-End

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Clay C. Williams		230,769	(2)		$21.76	2/24/33
	114,000	228,000	(3)		$16.73	2/16/32
	250,439	125,220	(4)		$15.00	2/23/31
	366,638				$20.23	2/26/30
	313,187				$28.72	2/28/29
	339,642				$35.09	2/29/28
	289,920				$38.86	2/23/27
	232,558				$28.24	2/25/26
	310,053				$54.74	2/26/25
	172,966				$68.997	2/26/24
									285,000	(5)	$5,779,800
									47,500	(6)	$963,300
									255,529	(7)	$5,182,128
									85,176	(8)	$1,727,369
									206,801	(9)	$4,193,924
									103,401	(10)	$2,096,972
Jose A. Bayardo		71,795	(2)		$21.76	2/24/33
	36,000	72,000	(3)		$16.73	2/16/32
	79,086	39,543	(4)		$15.00	2/23/31
	115,780				$20.23	2/26/30
	98,901				$28.72	2/28/29
	107,256				$35.09	2/29/28
	118,260				$38.86	2/23/27
	224,215				$28.24	2/25/26
									90,000	(5)	$1,825,200
									15,000	(6)	$304,200
									80,693	(7)	$1,636,454
									26,898	(8)	$545,491
									64,338	(9)	$1,304,775
									32,169	(10)	$652,387

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Isaac H. Joseph		48,718	(2)		$21.76	2/24/33
	24,000	48,000	(3)		$16.73	2/16/32
	52,724	26,362	(4)		$15.00	2/23/31
	77,187				$20.23	2/26/30
	65,934				$28.72	2/28/29
	71,504				$35.09	2/29/28
	39,240				$34.32	2/25/26
	79,830				$38.86	2/23/27
	25,900				$54.74	2/26/25
	13,753				$68.997	2/26/24
									60,000	(5)	$1,216,800
									10,000	(6)	$202,800
									53,796	(7)	$1,090,983
									17,932	(8)	$363,661
									43,658	(9)	$885,384
									21,829	(10)	$442,692
Joseph W. Rovig		48,718	(2)		$21.76	2/24/33
	24,000	48,000	(3)		$16.73	2/16/32
	52,724	26,362	(4)		$15.00	2/23/31
	77,187				$20.23	2/26/30
	65,934				$28.72	2/28/29
	71,504				$35.09	2/29/28
	53,220				$38.86	2/23/27
	49,826				$28.24	2/25/26
	74,200				$54.74	2/26/25
	27,850				$68.997	2/26/24
									60,000	(5)	$1,216,800
									10,000	(6)	$202,800
									53,796	(7)	$1,090,983
									17,932	(8)	$363,661
									43,658	(9)	$885,384
									21,829	(10)	$442,692
Kirk M. Shelton		48,718	(2)		$21.76	2/24/33
	24,000	48,000	(3)		$16.73	2/16/32
	52,724	26,362	(4)		$15.00	2/23/31
	77,187				$20.23	2/26/30
	65,934				$28.72	2/28/29
	71,504				$35.09	2/29/28
	79,830				$38.86	2/23/27
	44,843				$28.24	2/25/26
	54,700				$54.74	2/26/25

			Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	27,850			$68.997	2/26/24
								60,000	(5)	$1,216,800
								10,000	(6)	$202,800
								53,796	(7)	$1,090,983
								17,932	(8)	$363,661
								43,658	(9)	$885,384
								21,829	(10)	$442,692

(1)	Calculations based upon the closing price ($20.28) of the Company’s common stock on December 29, 2023, the last trading day of the year.
(2)	2023 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/23/2024, 2/23/2025 and 2/23/2026.
(3)	2022 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/15/2023, 2/15/2024 and 2/15/2025.
(4)	2021 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/22/2022, 2/22/2023 and 2/22/2024.
(5)

2021 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(6)

2021 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its Named Executive Officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(7)

2022 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(8)

2022 Grant of Restricted Stock Units – The restricted stock units granted by the Company to its executive officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(9)

2023 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(10)

2023 Grant of Restricted Stock Units – The restricted stock units granted by the Company to its executive officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

The following table provides information on the amounts received by the Named Executive Officers during 2023 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clay C. Williams	0	$0	260,025	$5,687,358
Jose A. Bayardo	0	$0	82,113	$1,796,005
Isaac H. Joseph	0	$0	54,741	$1,197,315
Joseph W. Rovig	0	$0	54,741	$1,197,315
Kirk M. Shelton	0	$0	54,741	$1,197,315

2023 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Fiscal Year
Clay C. Williams	Varco SERP	9.75	$1,013,808	0

Assumptions:

•	Measurement Date: December 31, 2023

•	Interest Rate for Present Value: 5.50%

•	Assumed Retirement Age: the earliest unreduced retirement age at age 65

•	Mortality: None

•	Form of Payment: 10 years Certain

•	All other assumptions, data and plan provisions are based on the ASC 715 year-end disclosure for fiscal year ending December 31, 2023

•	Service in column (c) reflects plan freeze as of December 31, 2005

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the NDCP to the Named Executive Officers during the fiscal year ended December 31, 2023. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Clay C. Williams	$0	$0	$712,980	$0	$3,443,609
Jose A. Bayardo	$79,936	$19,388	$131,033	$0	$820,207
Isaac H. Joseph	$164,081	$20,157	$145,114	$0	$1,199,436
Joseph W. Rovig	$59,492	$16,833	$129,733	$0	$2,043,193
Kirk D. Shelton	$29,577	$12,891	$31,398	$0	$523,342

(1)

Executive contributions were from the executive’s salary or incentive compensation payments and are included in the Summary Compensation Table under the “Salary” column and in some cases under “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into executive employment agreements with Messrs. Williams, Bayardo, and Rovig on December 4, 2023. The Company did not enter into executive employment agreements with Messrs. Joseph or Shelton as each submitted an election to participate in the Company’s 2023 Voluntary Early Retirement Plan in October 2023 and retired from their respective positions on December 31, 2023.

Under the employment agreement, Messrs. Williams, Bayardo, and Rovig are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The employment agreements have a fixed term of three years after which time employment will be at-will. The employment agreements do not have change-in-control or excise tax gross-up provisions. The employment agreements address the vesting of options, time-based restricted stock or restricted stock units and/or performance awards in the event of a termination due to death or disability.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination by the executive;

•	termination for cause (as defined below);

•	death; or

•	disability (as defined below);

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay, (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo and Rovig – 80%) and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. The cash severance payment will be paid in twelve (12) monthly installments. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years (or the executive may elect to participate in the Company’s Retiree Medical Plan), the executive’s stock options will continue to vest under the terms of the award for a period of up to three (3) years plus ninety (90) days, the executive’s unvested time-based restricted stock or restricted stock units shall be 100% vested, and the executive’s unvested performance awards will continue until the original vesting date on a prorated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•

the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of seventy-five miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement; or

•

any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

Under the employment agreement, “Cause” means:

•

the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or the Chief Executive Officer which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the executive has not substantially performed the executive’s duties,

•

the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company and its affiliates;

•	the executive being convicted of or a plea of nolo contendere to the charge of a felony;

•	a material breach of the employment agreement by the executive; or

•	a material breach of the Company’s code of conduct or ethics policies by the executive.

Under the employment agreement, “Disability” means:

•

Disability has the meaning provided in the Company’s long-term disability plan. If the executive is not eligible for the Company’s long-term disability plan, any determination of disability shall be made by the Company based on the definition of disability provided in the Company’s long-term disability plan.

The employment agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Severance Agreements

The Company entered into severance agreements with each of Messrs. Williams and Rovig on November 20, 2014, with Mr. Shelton on November 21, 2014, with Mr. Bayardo on August 28, 2015, and with Mr. Joseph on June 15, 2016. The severance agreement will only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The severance agreement will remain in effect until it is terminated by the Company or by the executive. The severance agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the severance agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for Cause (as described below);

•	death; or

•	disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125% and Messrs. Bayardo, Joseph, Rovig and Shelton – 80%, and (C) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Under the severance agreement, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

•

the Company’s requiring the executive to be based at any office or location more than seventy-five miles from the location where the executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•

any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

The definition of “Cause” under the severance agreement is substantially similar to the definition of “Cause” under the employment agreement.

The severance agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock agreements and performance award agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Indemnification Agreements

On May 17, 2023, the Company entered into indemnification agreements with each of its directors and executive officers. The indemnification agreement requires the Company to indemnify the Company’s directors and officers, to the fullest extent permitted by law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred in any action or proceeding arising out of or related to their services as one of the Company’s directors or officers or as a director or officer of any other company or enterprise to which the person provides services at the Company’s request.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco International, Inc. which was assumed by the Company as a result of the merger (the “Merger”) with Varco (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $159,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements and Severance Agreements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers if: (1) the Company terminates the executive’s employment with the Company other than for “Cause” (as defined in the employment agreement or severance agreement), death or disability; or (2) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement or severance agreement), both events hereinafter referred to as “Termination”.

The Company’s Compensation Committee believes the payment and benefit levels provided to its Named Executive Officers under their employment agreements and/or severance agreements upon Termination should correspond to the level of responsibility and risk assumed by the Named Executive Officer. Thus, the payment and benefit levels for Messrs. Williams, Bayardo, and Rovig are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. As discussed under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”, the former executive employment agreements with Messrs. Joseph and Shelton expired on December 4, 2023, therefore Messrs. Joseph and Shelton were not eligible to receive the benefits and payments set forth in their previous employment agreements as of December 31, 2023.

The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2023.

Executive Benefits/Payments under the Employment Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Isaac H. Joseph	Joseph W. Rovig	Kirk M. Shelton
Cash Severance (2)	$4,500,000	$2,610,000	—	$2,160,000	—
Continuing medical benefits (3)	$39,334	$29,576	—	$58,378	—
Value of Unvested Stock Options (4)	$1,470,562	$464,387	—	$309,591	—
Value of Unvested Time-Based Restricted Stock (5)	$4,787,642	$1,502,079	—	$1,009,153	—
Value of Unvested Performance Awards (6)	$15,155,852	$4,766,429	—	$3,193,167	—
Total (7)	$25,953,390	$9,372,470	—	$6,730,290	—

(1)

The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2023. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the employment agreement), death, “Disability” (as defined in the employment agreement), or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2023. The value of unvested stock options, restricted stock awards, restricted stock units and performance awards is based on a share price of $20.28, the Company’s closing stock price on December 29, 2023.

(2)	Cash severance is an amount equal to two (2) times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Rovig - 80%).
(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)

Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three-year anniversary of the date of Termination.

(5)	Unvested time-based restricted stock and restricted stock units will be 100% vested upon Termination.
(6)

Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.

(7)

“Accrued Obligation” (as defined in the employment agreement), as well as the prorated annual bonus for the year of termination, are not included in the table above as they are not able to be determined ahead of termination. Accrued Obligations consist of accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements to each Named Executive Officer as of December 31, 2023.

Executive Benefits/Payments under the Severance Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Isaac H. Joseph	Joseph W. Rovig	Kirk M. Shelton
Cash Severance (2)	$2,250,000	$1,305,000	$1,080,000	$1,080,000	$1,080,000
Value of Unvested Time-Based Restricted Stock (3)	$4,787,642	$1,502,079	$1,009,153	$1,009,153	$1,009,153
Total (4)	$7,037,642	$2,807,079	$2,089,153	$2,089,153	$2,089,153

(1)

The table describes the potential executive benefits and payments upon termination under the severance agreements to each Named Executive Officer as of December 31, 2023. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the severance agreement), death, disability, or by the executive for “Good Reason” (as defined in the severance agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2023. The value of restricted stock is based on a share price of $20.28, the Company’s closing stock price on December 29, 2023.

(2)

Cash severance is an amount equal to one (1) times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Joseph - 80%, Rovig - 80%, Shelton - 80%).

(3)	Unvested time-based restricted stock and restricted stock units will be 100% vested upon Termination.
(4)

“Accrued Obligation” (as defined in the severance agreement), are not included in the table above as they are not able to be determined ahead of termination. Accrued Obligations consist of accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay.

Except as otherwise provided herein, in the event of a Company termination of an executive’s employment for “Cause” (as defined in the employment agreement or severance agreement), death or disability or the executive’s voluntary termination of his employment with the Company (not for “Good Reason” (as defined in the employment agreement or severance agreement)), no extra benefits are payable by the Company to the executive as a result of any such events.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer (our “CEO”):

For 2023, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $58,875; and

•	the annual total compensation of our CEO was $12,975,182.

Based on this information, for 2023 the ratio of the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer, to the median of the annual total compensation of all employees was 220 to 1.

The annual total compensation of the Company’s CEO as reported above is the amount reported in the Summary Compensation Table. As detailed in footnote 1 to the Summary Compensation Table, this amount includes the aggregate grant date fair value of equity grants made to the Company’s CEO but does not reflect the value of equity awards actually earned by the Company’s CEO.

Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed fiscal years. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the applicable years. Note that for our Named Executive Officers (each an “NEO”) other than our CEO, compensation is reported as an average.

Year	Summary Compensation Table Total Compensation for CEO(1)	Compensation Actually Paid to CEO(1)(2)	Average Summary Compensation Table Total Compensation for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Company- Selected Performance Measure - Adjusted EBITDA (millions)
					Company Cumulative TSR	Peer Group Cumulative TSR(3)
2023	$12,975,182	$8,587,206	$3,749,384	$2,715,582	$83.44	$110.57	$993	$1,001
2022	$13,071,897	$22,507,848	$3,860,049	$6,094,879	$85.00	$103.26	$155	$679
2021	$11,325,137	$7,852,882	$3,136,479	$2,314,099	$54.58	$63.54	-$250	$229
2020	$11,035,255	-$191,686	$2,812,420	$275,683	$55.07	$56.61	-$2,542	$350

(1)
The CEO in each of 2023, 2022, 2021 and 2020 is Williams. Other NEOs included in average compensation calculations disclosed for 2023, 2022 and 2021 include: Bayardo, Joseph, Rovig, Shelton. Other NEOs included in average compensation calculations disclosed for 2020 include: Bayardo, Rovig, Weinstock, Duff. (2) To calculate Compensation Actually Paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:

CEO SCT Total to CAP Reconciliation

Compensation Element	2023
Total Comp as Reported in SCT	$12,975,182
Pension/NQDC as Reported in SCT	-$18,678
Stock Awards as Reported in SCT	-$8,122,845
Option Awards as Reported in SCT	-$2,245,359
Pension Value for Current Year	$0
Adjusted Equity Values and Accrued Dividends*	$5,998,906
Compensation Actually Paid (CAP)	$8,587,206

*	Adjusted Equity Values and Accrued Dividends represents the year-over-year change in the fair value of equity wards to our CEO, as itemized in the table below.

Equity Award Detail	2023
Change in fair value from end of prior fiscal year to vesting date for previously granted awards - vested during the year	$478,796
Change in fair value from end of prior fiscal year to end of current fiscal year for previously granted awards - unvested at year end	-$3,528,558
Fair value of equity awards at fiscal year end for current year equity grants	$8,881,945
Dividends paid on unvested equity not otherwise included in total compensation for the covered fiscal year	$166,723
Total Equity Adjustments	$5,998,906
Average other NEO SCT Total to CAP Reconciliation

	2023
Compensation Element	Bayardo	Joseph	Rovig	Shelton
Total Comp as Reported in SCT	$4,730,824	$3,391,793	$3,470,302	$3,404,618
Pension/NQDC as Reported in SCT	$0	$0	$0	$0
Stock Awards as Reported in SCT	-$2,527,097	-$1,714,818	-$1,714,818	-$1,714,818
Option Awards as Reported in SCT	-$698,558	-$474,021	-$474,021	-$474,021
Pension Value for Current Year	$0	$0	$0	$0
Adjusted Equity Values and Accrued Dividends**	$1,852,531	$1,268,144	$1,268,144	$1,268,144
Compensation Actually Paid (CAP)	$3,357,700	$2,471,098	$2,549,607	$2,483,923
Average other NEO CAP	$2,715,582

**	Adjusted Equity Values and Accrued Dividends represents the average year-over-year change in the fair value of equity wards to our NEOs other than our CEO, as itemized in the table below.

Equity Award Detail	2023
Change in fair value from end of prior fiscal year to vesting date for previously granted awards - vested during the year	$113,398
Change in fair value from end of prior fiscal year to end of current fiscal year for previously granted awards - unvested at year end	-$835,722
Fair value of equity awards at fiscal year end for current year equity grants	$2,097,123
Dividends paid on unvested equity not otherwise included in total compensation for the covered fiscal year	$39,442
Total Equity Adjustments	$1,414,241

(3)	The peer group used for total shareholder return is SPSIOS, the S&P Oil & Gas Equipment Select Industry Index.
Pay Versus Performance Narrative
The following table identifies the four most important financial performance measures used by our Compensation Committee to link the compensation actually paid (“CAP”) to our CEO and other NEOs in 2023.

Financial Performance Measures
Adjusted EBITDA
Energy Transition Revenue
Relative TSR
NVA (NOV Value Added)
The following charts reflect how the CAP over the three-year period ended December 31, 2023 aligns to trends in the Company’s TSR, net income and Adjusted EBITDA results over the same period. In addition, the chart titled “CAP vs. TSR” reflects that NOV’s TSR over this three-year period tracks the same general trend as the SPSIOS TSR over the same period. In 2020, the negative CAP for our CEO and relatively low average compensation for our other NEOs was primarily impacted by stock price depreciation. The increases in CAP between 2020 and 2021 and between 2021 and 2022, in each case, were primarily driven by improved stock price performance, in each case, as compared to the prior year period.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third-party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers (the “Code”) provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for the Audit Committee’s review and approval or ratification. The Code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

During the Company’s annual review of transactions and relationships during the prior year between each executive officer or any member of his or her immediate family and the Company and its affiliates, the Company identified a related party transaction involving one of the Company’s executive officers, Mr. Isaac H. Joseph, where the amount involved exceeded $120,000. Mr. Joseph’s son-in-law works as a Product Line Director for the Company and his total annual compensation for 2023 was approximately $180,000.

Additionally, on January 30, 2024, the Company, through one of its subsidiaries, completed the acquisition of Extract Companies, LLC (“Extract”) for $230 million, subject to a working capital adjustment. A principal investor in Extract were certain White Deer Energy funds, for which Mr. Guill, one of the Company’s directors, serves as Founding Partner and is one of two persons who control the White Deer Energy funds through intermediate general partner entities. As a result of Mr. Guill’s relationship with Extract, Mr. Guill recused himself from any discussion, meetings and approvals related to this transaction. Mr. Mattson also recused himself from any discussion, meetings and approvals related to this transaction due to his investment interest as a limited partner in certain White Deer Energy funds that were invested in Extract. The White Deer Energy funds collectively owned approximately 60% of Extract. Through their investments in the White Deer Energy funds, Mr. Guill indirectly owned approximately 2.2% of Extract and Mr. Mattson owned approximately 0.1% of Extract and they received proceeds from the sale of approximately $3.8 million and $19,000, respectively, which includes a portion of proceeds that are presently held in escrow. This transaction was not material to the Company.

Consistent with the Company’s policies on the review and approval of related party transactions, the Audit Committee reviewed and approved the 2023 related party transaction with Mr. Joseph’s son-in-law and provided preapproval for the Company to proceed with the proposed 2024 compensation arrangement for Mr. Joseph’s son-in-law. The Audit Committee also provided preapproval of the related party transaction involving the Company, Mr. Guill, and Mr. Mattson.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash		Stock Awards (3)	Option Awards	Non- Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp	Total
Greg L. Armstrong	$122,500		$180,000	—	—	—	—	$302,500
Marcela E. Donadio	$130,000		$180,000	—	—	—	—	$310,000
Ben A. Guill	$107,500		$180,000	—	—	—	—	$287,500
James T. Hackett	$35,000	(1)	—	—	—	—	—	$35,000
David D. Harrison	$110,000		$180,000	—	—	—	—	$290,000
Eric L. Mattson	$112,500		$180,000	—	—	—	—	$292,500
Melody B. Meyer	$61,250	(2)	—	—	—	—	—	$61,250
William R. Thomas	$118,750		$180,000	—	—	—	—	$298,750
Robert S. Welborn	$117,500		$180,000	—	—	—	—	$297,500

(1)

Mr. Hackett resigned from the Company’s Board of Directors effective April 16, 2023. The amount noted above reflects Mr. Hackett’s board fees for the first quarter of 2023. In connection with the resignation of Mr. Hackett on April 16, 2023, any shares of restricted stock awards/units that were not vested at the time of his resignation were cancelled and forfeited.

(2)

Ms. Meyer’s term of office ceased at the Company’s May 17, 2023 Annual Meeting. The amount noted above reflects Ms. Meyer’s board fees for the fourth quarter of 2022 paid in 2023 and board fees for the first quarter of 2023. The Compensation Committee also elected to accelerate the vesting for Ms. Meyer’s 2022 grant of restricted stock units (8,473) from May 24, 2023 to May 16, 2023.

(3)

The aggregate number of outstanding restricted stock units as of December 31, 2023 for each director are as follows: Mr. Armstrong – 12,000; Ms. Donadio – 12,000; Mr. Guill – 12,000; Mr. Hackett – 0; Mr. Harrison – 12,000; Mr. Mattson – 12,000; Ms. Meyer – 0; Mr. Thomas – 12,000, and Mr. Welborn – 12,000. Ms. Donadio elected to defer her 2023 restricted stock unit grant under the Company’s Director Non-Qualified Deferred Compensation Plan, which shall be distributed upon her termination of service. The amounts reported reflect the value of the restricted stock units based on the closing stock price on the applicable grant date (May 17, 2023).

Board Compensation

The Compensation Committee, with the consultation of Meridian, annually reviews the Company’s non-employee director compensation program. The Compensation Committee engaged Meridian to analyze and review its current director compensation program in November 2022 using the same peer group as the peer group used to benchmark executive compensation. Meridian’s analysis found that the Company’s total annual compensation for non-employee directors ($275,889) fell between the 25th percentile ($266,354) and the median or 50th percentile ($300,526) of the peer group. Meridian’s analysis also determined that the retainers for the Lead Director, the Compensation Committee Chair, and the Nominating/Corporate Governance Committee Chair were below the median within the comparator group. With respect to the non-employee director’s equity compensation, it was determined that the Company’s equity grant practices are in-line with typical peer practices, however, the value of the annual equity award ($162,000) was below the median of the peer group.

After reviewing the results of Meridian’s analysis, the Compensation Committee approved for recommendation the following changes to the non-employee director compensation program in order to bring compensation levels closer to the median within the peer group: (1) increase the annual Compensation Committee Chair retainer from $15,000 to $20,000, (2) increase the annual Nominating/Corporate Governance Committee Chair retainer from $10,000 to $15,000, (3) increase the annual Lead Director retainer from $25,000 to $35,000, and (4) increase the value of the board’s annual equity award from $162,000 to $180,000. The Compensation Committee agreed to keep the Audit Committee Chair retainer and the committee member retainers unchanged. On November 16, 2022, the Board unanimously approved the aforementioned changes to non-employee director compensation, to be made effective as of January 1, 2023.

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation, paid quarterly:

Annual Board Retainer	$100,000
Lead Director Retainer	$35,000
Annual Committee Chair Retainer
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOV Inc. Long-Term Incentive Plan.

The Board approved the grant of 12,000 restricted stock units on May 17, 2023 to each non-employee director under the NOV Inc. Long-Term Incentive Plan. The restricted stock units vest 100% on the first anniversary of the date of the grant.

Changes to Non-Employee Director Compensation

On November 14, 2023, the Compensation Committee, with the consultation of Meridian, reviewed the Company’s non-employee director compensation program. The Compensation Committee engaged Meridian to analyze and review its current director compensation program. Meridian’s analysis found that the structure of the Company’s director pay program aligns well with prevailing market competitive practices. Meridian’s analysis also found that the mix of cash and equity retainers is at the peer median and the Company’s equity award practices is consistent with common peer company practices The Compensation Committee determined that all aspects of the Company’s non-employee director compensation program design were competitive and align with prevailing practice. On that basis, the Compensation Committee and the Board determined that no changes were required for the Company’s non-employee director compensation for 2024.

Director Non-Qualified Deferred Compensation Program

On April 10, 2017, the Board adopted the Company’s Director Non-Qualified Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their board retainers and meeting fees and all the shares of common stock underlying their restricted stock when they vest. If a non-employee Director elects to defer their board retainers and meeting fees under the plan, then the Director may elect to have his or her deferred cash compensation accumulate under an interest-bearing account maintained by the Company or receive deferred NOV Inc. common stock in lieu of their cash compensation on a quarterly basis. In such case, each quarterly cash retainer/meeting fee would be converted to the equivalent value of deferred stock.

If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her restricted stock when they vest, then those shares are retained as deferred stock under the plan. The deferred cash compensation will be held in an interest-bearing account. The account is credited quarterly with interest based on the 1-year treasury rate. The rate is reset each year based on the first published day in January.

The deferred stock account and deferred restricted stock are credited quarterly with dividend equivalents based on the same dividend rate as the Company common stock. The dividend equivalents are converted into “phantom shares” at each dividend date based on the closing price of the Company’s stock. Dividend equivalents and phantom shares will be credited to the account and paid in cash at the time of distribution.

Directors may choose to have their distributions begin either (1) on a specific date, or (2) upon the termination of service, each as designated at the time a deferral election is filed. Distributions under the plan may be made in a single distribution or in annual installments over a 1 to 5 year period as elected by the director. The deferred cash compensation will be paid in cash on the applicable distribution date. The deferred stock awards will be paid in the form of NOV stock on the applicable distribution date.

Ms. Donadio elected to defer her 2023 restricted stock unit grant under the plan.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis—Stock Ownership Guidelines for Executives”. With the exception of Mr. Welborn who joined the Board in 2021 and Mses. Martinez and Melcher who joined the Board in 2024, all of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2024.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

If you wish to submit proposals to be included in our 2025 Proxy Statement, we must receive them on or before December 6, 2024. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no earlier than November 6, 2024 and no later than December 6, 2024 to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with NOV’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOV’s 2023 annual report on Form 10-K filed on February 14, 2024 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel and Secretary

Houston, Texas

April 4, 2024

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
NOV INC. ATTN: LEGAL DEPT 10353 RICHMOND AVENUE HOUSTON, TX 77042

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2024 for shares held directly and by 11:59 P.M. ET on 05/12/2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2024 for shares held directly and by 11:59 P.M. ET on 05/12/2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To elect ten nominees as directors of the Company for a term of one year.

Nominees

		For	Against	Abstain

1a.	Clay C. Williams	☐	☐	☐

1b.	Greg L. Armstrong	☐	☐	☐

1c.	Marcela E. Donadio	☐	☐	☐

1d.	Ben A. Guill	☐	☐	☐

1e.	David D. Harrison	☐	☐	☐

1f.	Patricia Martinez	☐	☐	☐

1g.	Eric L. Mattson	☐	☐	☐

1h.	Patricia B. Melcher	☐	☐	☐

1i.	William R. Thomas	☐	☐	☐

1j.	Robert S. Welborn	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2024.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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NOV Inc.

Annual Meeting of Stockholders

May 15, 2024 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jose A. Bayardo and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOV Inc. to be held on Wednesday, May 15, 2024, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 4, 2024 proxy statement.

This proxy is solicited on behalf of the board of directors of NOV Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors of the Company for 2024 (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 4, 2024 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side